Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

PennTex Midstream Partners, LP

by

Energy Transfer Partners, L.P.

at

$20.00 per Common Unit

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 19, 2017, UNLESS THE OFFER IS EXTENDED. COMMON UNITS IN PENNTEX MIDSTREAM PARTNERS, LP TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

Energy Transfer Partners, L.P. (“ETP”) is offering to purchase all of the outstanding common units representing limited partner interests (the “PennTex common units”) in PennTex Midstream Partners, LP (“PennTex”) at a price of $20.00 per PennTex common unit, net to the seller in cash, without interest, less any applicable withholding taxes (the “offer price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the letter of transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the “offer” described in this Offer to Purchase. Following the purchase by ETP of PennTex common units in the offer that would provide ETP and its affiliates with greater than 80% of the outstanding PennTex common units, ETP will exercise or cause the general partner of PennTex (the “PennTex General Partner”) to exercise the limited call right provided for in the First Amended and Restated Agreement of Limited Partnership of PennTex (the “PennTex Partnership Agreement”), which, subject to the successful consummation of the offer, will result in the acquisition by the PennTex General Partner or its affiliates of all outstanding PennTex common units. If ETP waives the minimum tender condition as described elsewhere herein and ETP accepts for purchase PennTex common units upon completion of the offer but ETP and its affiliates do not own more than 80% of the then outstanding PennTex common units, ETP cannot exercise or cause the PennTex General Partner to exercise the limited call right provided for in the PennTex Partnership Agreement.

The board of directors of the PennTex General Partner has not made a public statement as to whether they recommend that holders of PennTex common units tender their PennTex common units into the offer. PennTex is required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and to publish such recommendation or send it to holders of PennTex common units within ten business days from the date of this Offer to Purchase. We encourage holders of PennTex common units to carefully read such statement when it becomes available.

The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not withdrawn prior to 5:00 p.m., New York City time, on June 19, 2017 (the “expiration date,” unless ETP shall have extended the period during which the Offer is open, in which event “expiration date” shall mean the latest time and date at which the offer, as so extended by ETP, shall expire) sufficient PennTex common units such that, following the closing of the offer and acceptance for purchase by ETP of common units validly tendered and not properly withdrawn, ETP and its affiliates own at least 16,571,405 PennTex common units, representing greater than 80% of the outstanding PennTex common units, unless such condition is waived as described herein. As of the date of this Offer to Purchase, ETP and its affiliates own

6,745,318 PennTex common units. The foregoing condition is referred to as the “minimum tender condition.” If the minimum tender condition is waived by ETP, then it shall remain a non-waivable condition that a majority of the PennTex common units held by unitholders that are not affiliates of ETP are validly tendered and not properly withdrawn (referred to herein as the “majority-of-the minority tender condition”). The offer is also subject to other conditions described in The Tender Offer—Conditions to the Offer, beginning on page 31.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

IMPORTANT

If you desire to tender all or any portion of your PennTex common units to ETP in the offer you should either (i) complete and sign the letter of transmittal (or a photocopy of it) for the offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the offer (the “depositary”), and either deliver the certificates representing such PennTex common units to the depositary along with the letter of transmittal (or a photocopy of it) or tender such PennTex common units by book-entry transfer by following the procedures described in The Tender Offer—Procedures for Accepting the Offer and Tendering PennTex Common Units, in each case prior to the expiration date of the offer or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your PennTex common units are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that institution in order to tender such PennTex common units to ETP in the offer.

If you desire to tender PennTex common units to ETP in the offer and your certificates representing such PennTex common units are not immediately available, or you cannot comply in a timely manner with the procedures for tendering PennTex common units by book-entry transfer, or you cannot deliver all required documents to the depositary prior to the expiration date, you may tender such PennTex common units to ETP in the offer by following the procedures for guaranteed delivery described in The Tender Offer—Procedures for Accepting the Offer and Tendering PennTex Common Units.

Questions regarding the offer, and requests for assistance in connection with the offer, may be directed to the information agent for the offer at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-550 (call collect)

or Call Toll-Free (800) 322-2885

tenderoffer@mackenziepartners.com (email)

This Offer to Purchase and the related letter of transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the offer.

TABLE OF CONTENTS

		Page
I. SPECIAL FACTORS		10
1.	Background of the Offer	10
2.	Purpose of and Reasons for the Offer; After the Offer and the Exercise of the Limited Call Right; Consideration of Alternatives	11
3.	The Position of ETP Regarding the Fairness of the Offer and the Exercise of the Limited Call Right	12
4.	Summary of Presentation of Management of ETP’s General Partner to the Board of Directors of ETP’s General Partner	15
5.	Financial Projections	16
6.	Transactions and Arrangements Concerning the PennTex Common Units	17
7.	Certain Effects of the Offer and the Exercise of the Limited Call Right	17
8.	Purposes, Reasons and Plans for PennTex After the Exercise of the Limited Call Right	19
9.	Effects on PennTex if the Offer Is Not Consummated	19
10.	Interests of Certain Persons in the Offer and the Exercise of the Limited Call Right	19
11.	Certain Relationships Between ETP and PennTex	20
12.	Possible Actions by ETP with Regard to PennTex if the Offer Is Not Completed	21
II. THE TENDER OFFER		21
1.	Terms of the Offer	21
2.	Acceptance for Payment and Payment for PennTex Common Units	23
3.	Procedures for Accepting the Offer and Tendering PennTex Common Units	24
4.	Withdrawal Rights	26
5.	Material U.S. Federal Income Tax Consequences	26
6.	Price Range of PennTex Common Units; Distributions on PennTex Common Units	29
7.	Possible Effects of the Offer on the Market for PennTex Common Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations	30
8.	Appraisal Rights; “Going-Private” Rules	31
9.	Certain Information Concerning PennTex	32
10.	Certain Information Concerning ETP	34
11.	Source and Amount of Funds	34
12.	Conditions to the Offer	34
13.	Effect of PennTex Distributions	37
14.	Certain Legal Matters; Regulatory Approvals	38
15.	Fees and Expenses	39
16.	Miscellaneous	39

i

SUMMARY TERM SHEET

We are Energy Transfer Partners, L.P. (“ETP”), and we are offering to purchase all of the outstanding common units representing limited partner interests (the “PennTex common units”) in PennTex Midstream Partners, LP (“PennTex”). The following are some of the questions you, as a holder of PennTex common units, may have about the offer and our answers to those questions. This Summary Term Sheet provides important and material information about the offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about the offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the letter of transmittal for the offer because the information in this Summary Term Sheet is not complete. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appears. Unless the context otherwise requires, references hereto to the “general partner of ETP” refer to Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of ETP.

Who is offering to buy my PennTex common units?

Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), is offering to buy all outstanding PennTex common units in the offer. We are a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States (the “U.S.”). Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets, which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. ETP currently owns 6,701,596 PennTex common units and all of the 20,000,000 outstanding subordinated units representing limited partner interests in PennTex (the “PennTex subordinated units”). ETP’s common unit ownership represents a 32.35% limited partner interest in PennTex (65.6% inclusive of ETP’s ownership of the PennTex subordinated units). We also indirectly own 100% of the incentive distribution rights and the non-economic general partner interest in PennTex. To ETP’s knowledge, the directors and officers of ETP’s general partner and the directors and officers of PennTex’s general partner (the “PennTex General Partner”) collectively own 43,722 PennTex common units, excluding any common units owned by ETP and its affiliates that members of the board of directors of ETP’s general partner may be deemed to beneficially own. See Introduction and The Tender Offer—Certain Information Concerning ETP for more information.

Why are we making the offer?

As of the date of this Offer to Purchase, ETP beneficially owns 6,701,596 PennTex common units, 20,000,000 PennTex subordinated units, all of the incentive distribution rights in PennTex and the non-economic general partner interest in PennTex. We are making the offer for the purpose of acquiring all of the remaining outstanding PennTex common units or, if ETP elects to waive the minimum tender condition, to acquire not less than a majority of the PennTex common units owned by persons other than ETP and its affiliates.

What will I receive in exchange for the PennTex common units that I tender into the offer?

If we successfully complete the offer and accept for purchase validly tendered and not properly withdrawn common units, you will receive $20.00 per common unit, net to you in cash, without interest and less any applicable withholding taxes, for each PennTex common unit that you validly tender into the offer. If you are the record owner of your PennTex common units and you tender them in the offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your PennTex common units through a broker or other nominee, and your broker tenders your PennTex common units in the offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your PennTex common units in the offer. See Introduction and The Tender Offer—Terms of the Offer for more information.

How many PennTex common units are you offering to purchase?

We are offering to purchase all outstanding PennTex common units that are not currently held by ETP. If ETP elects to waive the minimum tender condition, then it is offering to acquire not less than a majority of the PennTex common units owned by persons other than ETP and its affiliates.

Do you have the financial resources to pay for all of the PennTex common units that you are offering to purchase?

Yes. We estimate that the total amount of funds necessary to purchase all outstanding PennTex common units that ETP does not already own in the offer and to exercise the limited call right provided for in the First Amended and Restated Agreement of Limited Partnership of PennTex (the “PennTex Partnership Agreement”) and to complete the related transactions, including the payment of fees and expenses in connection with the offer and the exercise of the limited call right, will be approximately $283 million, which we expect will be funded by cash on hand and/or borrowings under our credit facilities. See The Tender Offer—Source and Amount of Funds for more information.

How long do I have to tender my PennTex common units in the offer?

Unless we extend the offer as described below, you will have until the expiration date to tender your PennTex common units into the offer. If you cannot deliver everything that is required to tender your PennTex common units by that time, you may be able to use a guaranteed delivery procedure to tender your PennTex common units, as described in The Tender Offer—Procedures for Accepting the Offer and Tendering PennTex Common Units.

Can the offer be extended, and under what circumstances?

We may extend the offer at our discretion, including if any condition to the offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the offer. At this time, we have no intention of extending the offer, but we reserve the right to do so. We may also elect to provide a “subsequent offering period,” which subsequent offering period could be in addition to any extension of the offer. A subsequent offering period is an additional period of time after we have acquired PennTex common units in the offer as a result of satisfying the majority-of-the-minority tender condition, during which holders of PennTex common units may tender, but not withdraw, their PennTex common units and receive the offer price. We will only provide a subsequent offer period if the minimum tender condition is waived as described herein. See The Tender Offer—Terms of the Offer for more information.

How will I be notified if you extend the offer?

If we extend the offer, we will inform the depositary, American Stock Transfer & Trust Company, LLC (the “depositary”), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. If we determine to provide a subsequent offering period, we will make a public announcement of our intention to do so not later than 9:00 a.m., New York City time, on the next business day after the day on which the initial offering period expires, and will immediately begin the subsequent offering period. See The Tender Offer—Terms of the Offer for more information.

How do I participate in the offer?

To tender your PennTex common units, you should do the following:

•	If you hold PennTex common units in your own name, complete and sign the enclosed letter of transmittal and return it with your common unit certificates to American Stock Transfer & Trust Company, LLC, the depositary for the offer, at the appropriate address specified on the back cover page of this Offer to Purchase before the expiration date of the offer.

•	If you hold your PennTex common units in “street name” through a broker or other nominee, instruct your nominee to tender your PennTex common units before the expiration date.

If you are unable to tender your PennTex common units before the expiration date of the offer, you may be able to use the guaranteed delivery procedures set forth in The Tender Offer—Procedures for Accepting the Offer and Tendering PennTex Common Units beginning on page 20. For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your PennTex common units from the offer before the expiration date, please refer to The Tender Offer beginning on page 19.

Can I withdraw PennTex common units that I previously tendered in the offer? Until what time may I withdraw previously tendered PennTex common units?

Yes. You can withdraw some or all of the PennTex common units that you previously tendered in the offer at any time prior to the expiration date of the offer. Further, if we have not accepted your PennTex common units validly tendered and not withdrawn for payment by July 18, 2017 (unless the expiration date has been extended, in which case this date for our acceptance will also be extended), you can withdraw them at any time after such date. Once we accept your tendered PennTex common units for payment upon the expiration of the offer, however, you will no longer be able to withdraw them. If there is a subsequent offering period, you will not be able to withdraw any PennTex common units tendered during the subsequent offering period. See The Tender Offer—Terms of the Offer and The Tender Offer—Withdrawal Rights for more information.

How do I withdraw my previously tendered PennTex common units?

To withdraw any PennTex common units that you previously tendered in the offer, you (or, if your PennTex common units are held in street name, the broker, dealer, bank, trust company or other nominee that holds your PennTex common units) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the depositary while you still have the right to withdraw your PennTex common units. See The Tender Offer—Terms of the Offer and The Tender Offer—Withdrawal Rights for more information.

If I decide not to tender, how will this affect the offer and my PennTex common units?

Unless we waive the minimum tender condition after having not less than the majority of the PennTex common units held by unitholders that are not affiliates of ETP validly tendered and not properly withdrawn, we will not acquire any PennTex common units in the offer unless sufficient PennTex common units are validly tendered and not properly withdrawn such that, following the closing of the offer, ETP and its affiliates own at least 16,571,405 PennTex common units, representing greater than 80% of the outstanding PennTex common units. As of the date of this Offer to Purchase, ETP and its affiliates own 6,745,318 PennTex common units. Our ownership of the subordinated units will not be included for the purpose of calculating whether the minimum tender condition has been satisfied. As of May 1, 2017, according to information provided by PennTex, there were 20,714,256 PennTex common units outstanding. As of the date of this Offer to Purchase, ETP owns 6,701,596 PennTex common units. To ETP’s knowledge, the directors and officers of ETP’s general partner and the directors and officers of the PennTex General Partner collectively own 43,722 PennTex common units, excluding any common units owned by ETP and its affiliates that members of the board of directors of ETP’s general partner may be deemed to beneficially own. Accordingly, for us to acquire any PennTex common units pursuant to this offer without waiving the minimum tender condition, holders of PennTex common units (other than ETP and its subsidiaries, its general partner’s directors and officers and the directors and officers of the PennTex General Partner) must have validly tendered into the offer, and not have properly withdrawn, as of the expiration of the offer, at least 9,826,087 PennTex common units, and ETP and its affiliates must not have sold or otherwise disposed of any PennTex common units.

If ETP has waived the minimum tender condition, then we will not acquire any PennTex common units unless the majority-of-the-minority tender condition is satisfied, meaning that not less than a majority (or not less than 6,984,470 PennTex common units based on the information we have available) owned by persons other than

ETP and its affiliates have been validly tendered and not withdrawn. As a result of the foregoing, your failure to tender your PennTex common units will reduce the likelihood that we will receive tenders of a sufficient number of PennTex common units to be able to complete the offer.

If you do not tender your PennTex common units into the offer and we nonetheless successfully complete the offer without waiving the minimum tender condition as described herein, we will then exercise or cause the PennTex General Partner to exercise the limited call right provided under Article XV of the PennTex Partnership Agreement as soon as practicable following the consummation of the offer, but in any event not more than 90 days following the consummation of the offer. Each PennTex common unit that we do not own or acquire in the offer would be purchased for a price equal to the greater of: (i) $20.00, the price at which we are offering to purchase PennTex common units pursuant to the offer; and (ii) the average of the daily closing price on the Nasdaq Global Select Market (the “Nasdaq”) for the 20 trading days immediately prior to the date that is three business days prior to the date that notice of the exercise of the limited call right is delivered pursuant to the PennTex Partnership Agreement. See The Tender Offer—Appraisal Rights; “Going-Private” Rules beginning on page 28.

If ETP waives the minimum tender condition, then the offer will be conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not properly withdrawn prior to the expiration date not less than a majority (or not less than 6,984,470 PennTex common units) of the 13,968,938 PennTex common units that are outstanding and owned by persons other than ETP and its affiliates (referred to herein as the “majority-of-the-minority tender condition”). ETP cannot waive the majority-of-the-minority tender condition.

If we do not successfully complete the offer or if we complete the offer after having waived the minimum tender condition as described herein and your PennTex common units were not validly tendered, were withdrawn or were not accepted for purchase, your PennTex common units will remain outstanding and we expect that PennTex will remain a controlled affiliate of ETP. However, we may take additional actions in the future to seek to acquire the PennTex common units that we do not currently own. See Special Factors—Possible Actions by ETP with Regard to PennTex if the Offer Is Not Completed beginning on page 20.

Is this the first step in a “going-private” transaction?

Yes, assuming that the offer is consummated and ETP and its affiliates own more than 80% of the outstanding PennTex common units after the offer is completed. As a result of the exercise of the PennTex General Partner’s limited call right (which right ETP is committing will be exercised if the offer is consummated and validly tendered and not withdrawn, common units are accepted for purchase and the minimum tender condition is not waived as described herein or, if waived, that we and our affiliates own more than 80% of the PennTex common units outstanding after the offer is completed), ETP will purchase all of the remaining PennTex common units. As a result, following the exercise of the limited call right, PennTex will cease to be a public company, registration of PennTex under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated, and PennTex common units will cease to be quoted on the Nasdaq. In addition, if we waive the minimum tender condition as described herein and consummate the offer, the PennTex common units could become ineligible to continue trading on the Nasdaq or another national securities exchange, and the more limited number of holders of PennTex common units could result in a lower liquidity and trading volume in the PennTex common units. If the PennTex common units cease trading on a national securities exchange or otherwise cease to be subject to the reporting requirements under Section 15 of the Exchange Act, then ETP will nonetheless cause PennTex to continue to file annual, quarterly and current reports as though the PennTex common units were subject to Section 15 of the Exchange Act. If the minimum tender condition is waived as described herein and ETP and its affiliates do not own sufficient PennTex common units for the exercise of the limited call right, then we may take additional actions in the future to seek to acquire additional PennTex common units.

How long will it take to complete the offer and the subsequent exercise of the limited call right provided for in the PennTex Partnership Agreement?

We hope to complete the offer promptly after its expiration at 5:00 p.m., New York City time, on June 19, 2017. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the Securities and Exchange Commission’s (the “SEC”) tender offer rules. We will exercise or cause the PennTex General Partner to exercise its limited call right to allow ETP to purchase all remaining outstanding PennTex common units as soon as practicable after the successful completion of the offer, unless the minimum tender condition has been waived as described herein and we and our affiliates do not own enough PennTex common units to exercise the limited call right or a court or other legal requirement prevents us from doing so. Pursuant to the PennTex Partnership Agreement, ETP or the PennTex General Partner must provide at least 10 (and not more than 60) days’ notice of its exercise of the limited call right prior to the purchase date. If the minimum tender condition is waived as described herein, we may also elect to provide a subsequent offering period for the offer after the expiration date.

Will the board of directors of the PennTex General Partner make a recommendation concerning the offer?

We do not know whether the board of directors of the PennTex General Partner will make a recommendation. Under SEC rules, PennTex will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of the distribution of this Offer to Purchase. PennTex is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon its receipt. In evaluating this offer, you should be aware that ETP appoints the entire board of directors of the PennTex General Partner, and four of seven members of the board of directors of the PennTex General Partner are directors and/or executive officers of the general partner of ETP or its parent, Energy Transfer Equity, L.P. (“ETE”). For additional information on interests that board members and executive officers of the PennTex General Partner may have in the offer and subsequent exercise of the limited call right, see Special Factors—Interests of Certain Persons in the Offer and the Exercise of the Limited Call Right beginning on page 18.

Has ETP negotiated, or sought the approval of, the terms of this offer with PennTex?

No. We have not negotiated the terms of this offer with PennTex, the board of directors of the PennTex General Partner or any committee thereof and we do not intend to do so. Moreover, we have not requested that PennTex, the board of directors of the PennTex General Partner or any committee thereof approve this offer. The offer is not conditioned upon the receipt of any approval or recommendation by PennTex, the board of directors of the PennTex General Partner or any committee thereof.

Has the board of directors of the PennTex General Partner formed a special committee of independent directors to evaluate ETP’s offer?

No, as of the date of this Offer to Purchase, the board of directors of the PennTex General Partner has not formed a special committee of independent directors to evaluate ETP’s offer.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, satisfaction of the minimum tender condition. In particular, there must be sufficient PennTex common units validly tendered and not properly withdrawn such that, following the closing of the offer, ETP and its affiliates own at least 16,571,405 PennTex common units, representing greater than 80% of the outstanding PennTex common units. As of the date of this Offer to Purchase, ETP and its affiliates own 6,745,318 PennTex common units. This condition can be waived by us, provided that the offer will then be subject to the majority-of-the-minority tender condition, meaning that not less than a majority of the PennTex common units held by unitholders that are not affiliates of ETP must be validly tendered and not properly withdrawn on or prior to the expiration date. The offer is also subject to certain other conditions. See The Tender Offer—Conditions to the Offer beginning on page 31.

Are appraisal rights available in either the offer or the limited call right?

Appraisal rights are not available in connection with the offer or the exercise of the limited call right. Unlike the stock of a corporation, the Delaware law governing limited partnerships does not provide for appraisal rights unless such rights are contained in the partnership agreement. The PennTex Partnership Agreement does not provide for any rights to appraisal. See The Tender Offer—Appraisal Rights; “Going-Private” Rules beginning on page 29.

What is the market value of my PennTex common units?

On May 17, 2017, the last trading day before ETP announced the offer, the closing price of PennTex common units reported on the Nasdaq was $16.95 per common unit; therefore, the offer price of $20.00 per common unit represents a premium of approximately 18% over the closing price of PennTex common units on the trading day prior to the announcement of the offer. We advise you to obtain a recent quotation for PennTex common units when deciding whether to tender your PennTex common units in the offer. See The Tender Offer—Price Range of PennTex Common Units; Distributions on PennTex Common Units beginning on page 26 for more information.

What are the U.S. federal income tax consequences of having my PennTex common units accepted for payment in the offer?

In general, if you are a U.S. holder (as defined in The Tender Offer—Material U.S. Federal Income Tax Consequences), your tender of PennTex common units for cash pursuant to the offer will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of the offer in light of your particular circumstances, including the consequences under applicable U.S. federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. See The Tender Offer—Material U.S. Federal Income Tax Consequences beginning on page 23 for more information.

Is your financial condition relevant to my decision whether or not to accept the offer?

Because the offer price will be paid in cash, there is no financing condition to the offer, and we have the financial resources to make payment, we do not believe that our financial condition is relevant to your decision whether or not to accept the offer.

Whom can I call with questions about the offer?

You can contact our information agent for the offer, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

INTRODUCTION

Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP” or “we”), is offering to purchase all of the outstanding common units representing limited partner interests (the “PennTex common units”), of PennTex Midstream Partners, LP, a Delaware limited partnership (“PennTex”), that ETP does not already own, at a price of $20.00 per PennTex common unit, net to the seller in cash (the “offer price”), without interest, subject to applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the “offer”). ETP currently owns 6,701,596 PennTex common units and all of the 20,000,000 outstanding subordinated units representing limited partner interests in PennTex (the “PennTex subordinated units”). ETP’s common unit ownership represents a 32.35% limited partner interest in PennTex (65.6% inclusive of ETP’s ownership of the PennTex subordinated units). ETP also indirectly owns 100% of the incentive distribution rights and the non-economic general partner interest in PennTex.

Tendering holders whose PennTex common units are registered in their own names and who tender their PennTex Common Units directly to American Stock Transfer & Trust Company, LLC, the depositary for the offer (the “depositary”), will not be obligated to pay brokerage fees or commissions in connection with the offer or, except as set forth in Instruction 6 to the letter of transmittal for the offer, transfer taxes on the sale of PennTex common units in the offer. A holder who holds PennTex common units through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such PennTex common units to ETP in the offer.

ETP will pay all fees and expenses of the depositary and MacKenzie Partners, Inc. which is acting as the information agent for the offer (the “information agent”), incurred in connection with the offer. ETP is not aware of any licenses or other regulatory permits which appear to be material to the business of PennTex and which might be adversely affected by the acquisition of PennTex common units by ETP pursuant to the offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of PennTex common units by ETP pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to PennTex’s or ETP’s business or that certain parts of PennTex’s or ETP’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause ETP to elect to terminate the offer without the purchase of PennTex common units thereunder. ETP’s obligation under the offer to accept for payment and pay for PennTex common units is subject to certain conditions. See The Tender Offer—Conditions to the Offer.

The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not properly withdrawn prior to the expiration date sufficient PennTex common units such that, following the closing of the offer, ETP and its affiliates own at least 16,571,405 PennTex common units, representing greater than 80% of the outstanding PennTex common units. (the “minimum tender condition”). As of the date of this Offer to Purchase, ETP and its affiliates own 6,745,318 PennTex common units. If this condition is waived by us, it shall remain a non-waivable condition that not less than a majority of the PennTex common units held by unitholders that are not affiliates of ETP have been validly tendered and not properly withdrawn on or prior to the expiration date (the “majority-of-the-minority tender condition”). The offer is also subject to the other conditions described in The Tender Offer—Conditions to the Offer.

The purpose of the offer is to acquire for cash as many outstanding PennTex common units as possible as a first step in acquiring all of the equity interests in PennTex not already owned by ETP. Assuming that ETP does not waive the minimum tender condition as described herein or, if that condition is waived, that ETP and its affiliates own more than 80% of the PennTex common units outstanding after the offer is completed, the second step in the transaction is the exercise of its limited call right described below, which ETP is committing to exercise if we accept for purchase pursuant to this offer common units validly tendered and not properly withdrawn and the above assumptions are true.

If the minimum tender condition is met and the offer is successfully completed, ETP expects to own more than 80% of the outstanding PennTex common units. On that basis, ETP will be entitled to, and is committing that it will, as soon as reasonably practicable, but in no event later than 90 days following the consummation of the offer, exercise or cause the PennTex General Partner to exercise its limited call right to purchase the remaining outstanding PennTex common units. If the minimum tender condition is waived and ETP and its affiliates become the owners of more than 80% of the PennTex common units after completion of the offering, then ETP will be entitled to, and is committing that it will, as soon as reasonably practicable, but in no event later than 90 days following the consummation of the offer, exercise or cause the PennTex General Partner to exercise its limited call right to purchase the remaining outstanding PennTex common units. See Special Factors—Certain Effects of the Offer and the Exercise of the Limited Call Right.

In order to determine whether the minimum tender condition is satisfied, ETP will take into account PennTex common units that are owned directly or indirectly by ETP as well as any PennTex common units owned by officers or directors of ETP and its affiliates, including PennTex. According to information provided by PennTex, as of May 1, 2017, there were 20,714,256 outstanding PennTex common units, and, based on information provided by the officers and directors, the persons listed in the prior sentence (including ETP) owned approximately 6,745,318 of such PennTex common units. Based on this information, ETP believes that the minimum tender condition will be satisfied if 9,826,087 PennTex common units are validly tendered in the offer (other than by any person described in the first sentence of this paragraph). The actual number of PennTex common units necessary to satisfy the minimum tender condition may be different from the number indicated above as a result of purchases or sales of PennTex common units by the PennTex General Partner’s directors, or otherwise.

If the minimum tender condition is waived, then in order to determine whether the majority-of-the-minority tender condition is satisfied ETP will take into account PennTex common units that are validly tendered and not properly withdrawn by persons other than ETP and its affiliates. According to information provided by PennTex and based on information provided by us and officers and directors, as of May 1, 2017 there were 13,968,938 PennTex common units outstanding that are owned by persons other than ETP and its affiliates. Based on this information, ETP believes that the majority-of-the-minority tender condition will be satisfied if 6,984,470 PennTex common units are validly tendered in the offer by persons other than ETP and its affiliates. The actual number of PennTex common units necessary to satisfy the majority-of-the-minority tender condition may be different from the number indicated above as a result of purchases or sales of PennTex common units by affiliates of ETP.

As of the date of this Offer to Purchase, ETP owns 6,701,596 PennTex common units and all of the 20,000,000 outstanding subordinated units representing limited partner interests in PennTex (the “PennTex subordinated units”), representing an approximate 65.6% limited partner interest in PennTex. ETP also indirectly owns 100% of the incentive distribution rights and the non-economic general partner interest in PennTex. Accordingly, ETP believes that if enough PennTex common units are validly tendered and not properly withdrawn in the Offer to satisfy the minimum tender condition, ETP would own over 80% of all PennTex common units, enabling ETP to exercise or cause the PennTex General Partner to exercise the limited call right provided for in the PennTex Partnership Agreement.

The offer is not conditioned upon any recommendation by the board of directors of the PennTex General Partner or by any committee thereof. We expect that PennTex’s response to the offer will be made in a Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and provided to holders of PennTex common units.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the offer is not a reportable transaction under the HSR Act.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the PennTex common units) if such credit is secured directly or indirectly by margin stock. ETP is funding the acquisition of the PennTex common units from its internally generated funds and/or borrowings under its credit facilities. The margin regulations are thus inapplicable.

State Takeover Laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

ETP does not believe that any state takeover laws purport to apply to the offer or the exercise of the limited call right. Accordingly, ETP has not taken any action to comply with any state takeover statute or regulation. ETP reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the exercise of the limited call right, and nothing in this Offer to Purchase or any action taken in connection with the offer or the exercise of the limited call right is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the exercise of the limited call right and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the exercise of the limited call right, ETP might be required to file certain information with, or to receive approvals from, the relevant state authorities, and ETP might be unable to accept for payment or pay for PennTex common units tendered pursuant to the offer (assuming that the minimum tender condition is met), or be delayed in consummating the offer or the exercise of the limited call right. In such case, ETP may not be obliged to accept for payment or pay for any PennTex common units tendered pursuant to the offer. See The Tender Offer—Conditions to the Offer.

This Offer to Purchase and the related letter of transmittal contain important information and should be read in their entirety before any decision is made with respect to the offer.

I. SPECIAL FACTORS

1.	Background of the Offer

The senior management and board of directors of each ETP’s general partner regularly review operational and strategic opportunities to maximize value for investors of ETP. In connection with these reviews, the management and board of directors of ETP’s general partner from time to time evaluate potential transactions that would further their respective strategic objectives.

On August 10, 2016, ETP sent PennTex Midstream Partners, LLC, (“Midstream”), the owner of 100% of the membership interests in the PennTex General Partner, a letter indicating its interest in acquiring Midstream, certain of the outstanding PennTex common units owned by affiliates of Midstream and the PennTex subordinated units. On August 30, 2016, Midstream sent ETP a letter indicating the summary terms under which it would be willing to move forward with a sale of Midstream, the PennTex General Partner and certain of PennTex’s equity interests. On September 1, 2016, ETP sent Midstream a revised letter indicating additional terms of its potential purchase Midstream, the PennTex General Partner and certain of PennTex’s equity interests.

In September and October of 2016, ETP and Midstream negotiated the terms of a contribution agreement (the “Contribution Agreement”) among ETP, NGP X US Holdings, LP, the owner of Midstream (“NGP”), Midstream, MRD Midstream LLC (“MRD”), WHR Midstream LLC (“WHR”) and certain individual investors named therein (collectively with NGP, MRD and WHR, the “Contributors”) pursuant to which ETP agreed to acquire from the Contributors all of the outstanding membership interests in Midstream, along with all of the outstanding incentive distribution rights in PennTex, 6,301,596 PennTex common units and all of the 20,000,000 PennTex subordinated units for aggregate consideration of approximately $640 million, consisting of approximately $320 million in cash and approximately $320 million in common units representing limited partner interests in ETP.

On October 24, 2016, the board of directors of ETP’s general partner approved the terms of the Contribution Agreement. Later on October 24, 2016, ETP and the Contributors executed and delivered the Contribution Agreement.

On November 1, 2016, the transactions contemplated by the Contribution Agreement were consummated. As a result of the closing of the Contribution Agreement, ETP became the director or indirect holder of 6,701,596 PennTex common units, 20,000,000 PennTex subordinated units, all of the incentive distribution rights in PennTex and the non-economic general partner interest in PennTex.

In conjunction with the consummation of the transactions contemplated by the Contribution Agreement, each of Thomas M. Karam, Christopher G. Carter, Cameron J. Dunn, David W. Hayes and Christopher D. Ray resigned as members of the board of directors of the PennTex General Partner and each of Marshall S. (Mackie) McCrea, III, Matthew S. Ramsey, Thomas P. Mason and Thomas E. Long, executive officers of ETP’s general partner and/or ETE, was appointed to the board of directors of the PennTex General Partner.

On March 8, 2017, ETP purchased 400,000 additional PennTex common units in open market purchases for aggregate consideration of approximately $6.4 million. These purchases were made in the open market at prevailing market prices and were not part of any transaction, plan or scheme to purchase all outstanding PennTex common units or to otherwise take PennTex private.

ETP Board Meeting Approving the Tender Offer

On May 17, 2017, a special meeting of the board of directors of ETP’s general partner was held, by teleconference, to consider whether to authorize management to commence the offer. Representatives of ETP management, Andrews Kurth Kenyon LLP and Credit Suisse Securities (USA) LLC were in attendance. At the meeting, Kelcy L. Warren, Chairman and Chief Executive Officer and Thomas E. Long, Chief Financial Officer of ETP’s general partner discussed the proposed terms of the offer. Representatives of ETP’s management then discussed the proposed transaction, stating that they believed the proposed offer and, assuming that the minimum tender condition is not waived, subsequent exercise of the limited call right would benefit ETP’s results of operations and strategic position.

Following further discussion, including discussion of the reasons set forth under—Purpose of and Reasons for the Offer; Plans for PennTex After the Offer and the Exercise of the Limited Call Right; Consideration of Alternatives beginning on page 11, the board of directors of ETP’s general partner approved authorizing management to commence the offer.

2.	Purpose of and Reasons for the Offer; Plans for PennTex After the Offer and the Exercise of the Limited Call Right; Consideration of Alternatives

As described above, the offer and the exercise of the limited call right constitute a “going-private” transaction. A number of developments, opportunities and potential outcomes were considered in ETP’s decision to undertake the offer at the present time, including the following material reasons:

•	the board of directors of ETP’s general partner’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of ETP and PennTex, the nature of the midstream natural gas industry and the energy industry in general, industry trends, safety regulations, the regulatory and legislative environment relevant to the industries in which ETP and PennTex operate, and global and national economic and market conditions, both on a historical and on a prospective basis;

•	PennTex and the potential benefits to ETP and ETP unitholders if ETP were to acquire the PennTex common units it did not currently own;

•	the board of directors of ETP’s general partner’s belief, based in part upon the oral presentation of management of the general partner of ETP, delivered on May 17, 2017, that the offer and exercise of the limited call right are more favorable to ETP unitholders than the potential value that could be expected to be generated from the various other strategic alternatives available with respect to ETP’s interests in PennTex, including the alternative of maintaining PennTex’s status as a partially publicly-held independent limited partnership;

•	the historical trading price of PennTex common units, including the fact that the offer price of $20.00 per PennTex common unit represents a premium of approximately 18% based upon the closing price of the PennTex common units of $16.95 on May , 2017, the last trading day before announcement of the offer;

•	the oral presentation of management of the general partner of ETP, delivered on May 17, 2017, as more fully described below in Summary of Presentation of Management of ETP’s General Partner to the Board of Directors of ETP’s General Partner;

•	that the consideration for the offer will consist of cash, which permits holders of PennTex common units the flexibility to reinvest the proceeds as they see fit, including in ETP common units if they wish to maintain a continuing equity interest in the combined company;

•	management’s view that PennTex lacks the size and borrowing capacity to pursue major growth through acquisitions but a combined company will provide the scope and scale to execute large acquisitions and increases the capacity for such transactions;

•	the board of directors of ETP’s general partner’s belief that unifying the capital structures of ETP and PennTex will eliminate complexity, facilitate the alignment of business strategies and deployment of consolidated financial resources, and increase liquidity to investors;

•	the opportunity to achieve possible cost reductions by eliminating the cost of maintaining PennTex as a separate public company. The board of directors of ETP’s general partner noted that these cost savings are estimated by ETP’s general partner’s management to be $5 million a year; and

•	the terms of the offer, which is structured to be non-coercive to holders of PennTex common units and includes a condition that there be validly tendered sufficient PennTex common units such that, following the closing of the offer, ETP and its affiliates own at least 16,571,405 PennTex common units, representing greater than 80% of the outstanding PennTex common units (referred to herein as the minimum tender condition), and is being made directly to the holders of PennTex common units without being conditioned upon any requirement that the directors, or a conflicts committee, of PennTex recommend the offer. If this minimum tender condition is waived by us only, then it shall remain a non-waivable condition that not less than a majority of the PennTex common units held by unitholders that are not affiliates of ETP have been validly tendered and not properly withdrawn on or prior to the expiration date. The board of directors of ETP’s general partner also noted that, assuming the minimum tender condition is not waived or, if waived, that ETP and its affilaites own more than 80% of the PennTex common units outstanding after the offer is completed, ETP will be entitled to, and is committing that it will, as soon as reasonably practicable, but in no event later than 90 days following the consummation of the offer, exercise or cause the PennTex General Partner to exercise its limited call right to purchase the remaining outstanding PennTex common units.

The board of directors of ETP’s general partner was aware of and considered the interests that certain executive officers and directors of ETP may have with respect to the offer in addition to their interests as unitholders, as described in Special Factors—Interests of Certain Persons in the Offer and the Exercise of the Limited Call Right beginning on page 17.

The foregoing discussion summarizes the material factors considered by the board of directors of ETP’s general partner in its consideration of the offer and, if available, the subsequent exercise of the limited call right. In view of the wide variety of factors considered by the board of directors of ETP’s general partner, the amount of information considered and the complexity of these matters, the board of directors of ETP’s general partner did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors of ETP’s general partner may have given different weights to different factors. The board of directors of ETP’s general partner considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.

ETP presently expects that after the completion of the offer and, if available, the exercise of the limited call right, ETP will retain the PennTex common units owned by it. ETP further expects to operate PennTex as a going concern under its control and to review PennTex’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the offer and, if available, the exercise of the limited call right to best organize and integrate the activities of PennTex and ETP (and its affiliates). ETP expressly reserves the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments.

3.	The Position of ETP Regarding the Fairness of the Offer and the Exercise of the Limited Call Right

The rules of the SEC require ETP to express its belief as to the fairness of the offer to holders of PennTex common units who are not affiliated with ETP. ETP has concluded that the offer is both financially and procedurally fair to holders of PennTex common units that are not affiliates of ETP (whether those holders of PennTex common units tender their PennTex common units in the offer or decline to tender and elect instead to remain as holders of PennTex common units until the limited call right is exercised immediately following the offer or in the future). ETP based this conclusion on the following material factors:

•	The offer price represents a premium of approximately 18% over the closing price of PennTex common units on May 17, 2017, the last trading day prior to the public announcement of ETP’s announcement of the offer;

•	The offer price of $20.00 per PennTex common unit represents a premium of approximately 17.3% based upon the consideration per PennTex common unit of $17.05 paid by ETP in connection with the consummation of the transactions contemplated by the Contribution Agreement;

•	The offer is structured so that, even if the minimum tender condition is waived, not less than a majority of the unaffiliated holders of PennTex common units is required to tender in order for the offer to close;

•	Assuming that the minimum tender condition is met or, if that condition is waived, that ETP and its affiliates own more than 80% of the PennTex common units outstanding after the offer is completed, the limited call right will be exercised within 90 days of the closing of the offer, which will require that ETP pay no less than the offer price for PennTex common units to be purchased in the exercise of the limited call right;

•	Assuming that the minimum tender condition is waived and ETP and its affiliates do not own more than 80% of the PennTex common units outstanding after the offer is completed, ETP will cause PennTex to continue to file annual, quarterly and current reports with the SEC regardless of whether the PennTex common units remain listed on a national securities exchange or PennTex is subject to Section 15 of the Exchange Act;

•	The board of directors of the general partner of ETP believes that the offer price is fair based upon the oral presentation of management of the general partner of ETP, delivered on May 17, 2017, as more fully described below in Summary of Presentation of Management of ETP’s General Partner to the Board of Directors of ETP’s General Partner;

•	PennTex’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the natural gas midstream industry generally and general economic and stock market conditions;

•	That the consideration to be paid in the offer and, assuming the minimum tender condition is met, the exercise of the limited call right is all cash, which provides certainty of value to holders of PennTex common units and provides them with the ability to invest the proceeds as they choose;

•	The belief, based on the factors described herein, that the $20.00 per PennTex common unit offer price would result in greater value to holders of PennTex common units than pursuing PennTex management’s current business plan;

•	Assuming the minimum tender condition is met or, if that condition is waived, that ETP and its affiliates own more than 80% of the PennTex common units outstanding after the offer is completed, all holders of PennTex common units, including those who elect not to tender their PennTex common units in the offer but whose PennTex common units instead are acquired in connection with the exercise of the limited call right, have an opportunity to be paid the offer price for their PennTex common units;

•

The offer is subject to the minimum tender condition, which is waivable by us, and the majority-of-the-minority condition, which requires that not less than a majority of the PennTex common units held by unitholders that are not affiliates of ETP have validly tendered and not properly withdrawn on or prior to the expiration date and is not waivable. ETP believes that the holders of PennTex common units who are not affiliates of ETP are capable of evaluating the fairness of the offer and exercise of the limited call right, and the minimum tender condition provides meaningful procedural protections for unaffiliated holders of PennTex common units because if the minimum tender condition is not satisfied, ETP will only able to consummate the offer if a majority of the unaffiliated holders of PennTex common units have validly tendered and not properly withdrawn their PennTex common units;

•	Each holder of PennTex common units will be able to decide voluntarily whether or not to tender PennTex common units in the offer and, assuming the minimum tender condition is met or, if that condition is waived, that ETP and its affiliates own more than 80% of the PennTex common units outstanding after the offer is completed, if the offer and exercise of the limited call right are completed and any such holder of PennTex common units has elected not to tender, the holder will be entitled to receive not less than the same type and amount of consideration from the exercise of the limited call right that the holder would have received in the offer; and

•	Unaffiliated holders of PennTex common units will have sufficient time to make a decision whether or not to tender because the offer will remain open for at least twenty (20) business days (unless extended by ETP). If ETP amends the offer to include any material additional information, ETP will, if necessary to allow adequate dissemination and investor response, extend the offer for a sufficient period to allow holders of PennTex common units to consider the amended information.

ETP also considered the following factors, each of which it considered negatively in its considerations concerning the fairness of the terms of the offer and, assuming the minimum tender condition is met, the exercise of the limited call right:

•	With respect to the offer price, ETP’s financial interest in acquiring the PennTex common units for a low price is adverse to the financial interest of other holders of PennTex common units in selling their PennTex common units for a high price;

•	PennTex common units have in the past traded at higher levels than the offer price. PennTex common units reached an all-time high trading price of $21.02 per PennTex common unit in the second quarter of 2015 and an all-time low trading price of $9.01 per PennTex common unit in the second quarter of 2016. This trading price history suggests that certain holders of PennTex common units may have acquired their PennTex common units at prices higher than the current trading levels and at a higher price than the offer price;

•	If the minimum tender condition is waived, PennTex common units will remain outstanding, but could be ineligible to continue trading on the Nasdaq or any other national securities exchange, and the more limited number of holders of PennTex common units could result in a lower liquidity and trading volume in the PennTex common units;

•	The offer and the exercise of the limited call right has not been reviewed or approved by the conflicts committee of the board of directors of the PennTex General Partner;

•	ETP has not requested or received any opinion as to the fairness of the offer or the exercise of the limited call right, from a financial point of view, to the unaffiliated holders of PennTex common units;

•	Any holder of PennTex common units who tenders all its PennTex common units in the offer or has its PennTex common units purchased in the exercise of the limited call right will cease to participate in future earnings or growth, if any, of PennTex and will not benefit from increases, if any, in PennTex’s value, including any increases due to a general economic improvement; and

•	As described in The Tender Offer—Material U.S. Federal Income Tax Consequences, the tender of PennTex common units in the offer will be a taxable transaction to holders of PennTex common units.

ETP did not find it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. ETP also did not consider the liquidation value of PennTex’s assets, and did not perform a liquidation analysis, because it considers PennTex to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the PennTex common units, and ETP believes that the liquidation value of PennTex common units is irrelevant to a determination as to whether the offer is fair to unaffiliated stockholders.

While ETP considered the trading history of the PennTex common units and noted that at various times, this trading history reflected prices above the offer price, ETP concluded that these factors were not important in determining present value. In ETP’s judgment, the historical trading prices for PennTex common units are not indicative of the value of the PennTex common units as of the date of this offer in light of PennTex’s current business operations and future prospects.

ETP is not aware of any firm offers made by third parties to acquire PennTex during the past two years and did not solicit any such offers during the period that it has owned the PennTex general partner. In any event, ETP has no intention of selling the PennTex common units (or any of the general partner interest, incentive distribution rights or subordinated units of PennTex) beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

ETP’s consideration of the factors described above reflects its assessment of the fairness of the offer price payable in the offer and, if available, the exercise of the limited call right to unaffiliated holders of PennTex common units (including holders of PennTex common units who tender their PennTex common units in the offer as well as holders of PennTex common units who decline to tender their PennTex common units and whose PennTex common units are instead acquired through the exercise of the limited call right, assuming the minimum tender condition is met) in relation to the going concern value of PennTex on a stand-alone basis. ETP implicitly considered the value of PennTex in a sale as a going concern by taking into account PennTex’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. ETP did not, however, explicitly calculate a stand-alone going concern value of PennTex because ETP believes that going concern value is not an appropriate method of determining the value of the PennTex common units for purposes of the offer and the exercise of the limited call right. In light of the fact that ETP already has, and will continue to have, control of PennTex, and that ETP remains unwilling to sell its PennTex common units, ETP does not believe that it would be appropriate for the PennTex common units held by the unaffiliated holders to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by ETP is not intended to be exhaustive, but includes the material factors considered by ETP. ETP’s views as to the financial and procedural fairness of the offer and exercise of the limited call right should not be construed as a recommendation to any holder of PennTex common units as to whether the holder should tender the holder’s PennTex common units in the offer or seek to remain as a holder of PennTex common units.

4.	Summary of Presentation of Management of ETP’s General Partner to the Board of Directors of ETP’s General Partner

On May 17, 2017, management of ETP’s general partner made an oral presentation to the board of directors of ETP’s general partner regarding the offer and the proposed offer price of $20.00. In this presentation, management discussed the trading history of the PennTex common units on the Nasdaq, pointing out that the PennTex common units have traded between $14.01 and $18.00 over the 52-week period preceding May 15,

2017. Management further discussed that it had surveyed analyst research reports on the PennTex common units and had compiled the following data with respect to the analyst reports:

Research Firm	Date	Target PennTex Common Unit Price	Premium (discount) to PennTex common units price as of May 15, 2017	Rating
Stifel Nicolaus & Company, Incorporated	May 8, 2017	$16.00	(3.8)%	Hold
SunTrust Robinson Humphrey, Inc.	May 8, 2017	$17.00	2.2%	Hold
RBC Capital Markets	May 8, 2017	$19.00	14.3%	Buy
J.P. Morgan Securities LLC	May 7, 2017	$17.00	2.2%	Hold
Raymond James	May 5, 2017	$18.00	8.2%	Buy
Deutsche Bank Securities LLC	April 25, 2017	$17.00	2.2%	Hold
Mean		$17.33	4.2%
Median		$17.00	2.2%

Management pointed out that each of the target prices was lower than the proposed offer price, and that the proposed offer price represents a premium of approximately 15.4% over the mean target price and a premium of approximately 17.6% over the median target price. Management also informed the board of directors that the offer price represents a premium of approximately 18% based upon the closing price of the PennTex common units of $16.95 on May 17, 2017, the last trading day before announcement of the offer.

5.	Financial Projections

PennTex does not as a matter of course make public any financial projections as to future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, the board of directors of ETP’s general partner was aware of certain non-public financial projections at the time they evaluated the offer and the exercise of the limited call right. We have included below a summary of these projections to give PennTex unitholders access to certain non-public information that was considered by the board of directors of ETP’s general partner of directors in their evaluation of the offer and the exercise of the limited call right.

These projections, which were prepared by and are the responsibility of ETP’s management, were prepared solely for internal use in connection with ETP’s regular annual planning process. They were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections, which do not reflect the proposed transaction, were substantially completed during the first quarter of 2017 and have not been updated. The projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S., and Grant Thornton LLP, PennTex’s independent auditors have not examined, compiled nor performed any procedures with respect to the projections and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto nor assume any responsibility for them. The report of PennTex’s former independent auditors, Ernst & Young LLP, incorporated into this Offer to Purchase relates to PennTex’s historical financial information. It does not extend to the projections and should not be read to do so.

ETP’s internal financial forecasts (which includes PennTex’s financial forecasts, from which these projections were extracted) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections reflect numerous assumptions made by ETP’s management with respect to industry performance, general business, economic, market and financial conditions and other matters, including prices of oil and natural gas, all of which are difficult to predict, and many of which are beyond ETP’s and PennTex’s control. Accordingly, there can be no assurance that the assumptions made at the time the projections were prepared will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of these projections herein should not be regarded as an indication that any of ETP or PennTex or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and we caution you that the projections should not be relied upon as such or to make a decision regarding the offer.

Neither ETP nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of PennTex or ETP compared to the information contained in the projections, and to ETP’s knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

ETP Management Projections Related to PennTex

	2017E	2018E	2019E
	(in thousands)
Adjusted EBITDA(1)	$86,979	$87,934	$87,970
Distributable cash flow(1)	$79,253	$80,208	$80,224

(1)	Adjusted EBITDA is defined as net income, plus interest expense, income taxes, depreciation and amortization, changes in deferred revenue, equity-based compensation expense, non-cash general and administrative expenses, non-cash loss (income) related to derivative instruments and impairments on long-term assets. Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense related to operating activities, net of interest income, income taxes paid and maintenance capital expenditures, and distribution equivalents paid in cash. Distributable cash flow does not reflect changes in working capital balances.

6.	Transactions and Arrangements Concerning the PennTex Common Units

Except as described in this Offer to Purchase, including Schedule B to this Offer to Purchase, neither ETP nor, to the best of its knowledge, any of the persons listed on Schedule A to this Offer to Purchase nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any PennTex common units, has engaged in any transactions in PennTex common units in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to PennTex common units or any other securities of PennTex (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Schedule B to this Offer to Purchase also sets forth certain details regarding acquisitions of PennTex common units by ETP during the past two years.

As of the date of this Offer to Purchase, ETP owns 6,701,596 PennTex common units, or 32.35% of the issued and outstanding common units. PennTex is exempt from the Nasdaq requirement to have, and does not have, a standing nominating committee. As a result of its ownership of PennTex’s general partner, ETP has the power to appoint all of the members of the PennTex board of directors.

7.	Certain Effects of the Offer and the Exercise of the Limited Call Right

The purchase of PennTex common units pursuant to the offer will reduce the number of PennTex common units that might otherwise trade publicly and may reduce the number of holders of PennTex common units, which could adversely affect the liquidity and market value of the remaining PennTex common units held by the public.

If the offer is completed and after giving effect to the acceptance for purchase of PennTex common units validly tendered in the offer and not properly withdrawn ETP and its affiliates own more than 80% of the then outstanding PennTex common units, ETP will, or will cause the PennTex General Partner to, exercise the limited call right provided for in the PennTex Partnership Agreement, resulting in ETP purchasing all of the remaining PennTex common units. Assuming that ETP and its affiliates own more than 80% of the then outstanding PennTex common units after the offer is completed , ETP is committing to exercise, or to cause the PennTex General Partner to exercise, the limited call as soon as practicable (but no later than 90 days) after completion of the offer. After the exercise of the limited call right, PennTex will be a wholly owned subsidiary of ETP.

As a result of the offer, ETP’s interest in PennTex’s net book value and net income or loss will increase to the extent of the number of PennTex common units that it acquires. For example, according to the Annual Report on Form 10-K filed by PennTex with the SEC for the year ended December 31, 2016, PennTex’s net book value as of December 31, 2016 was approximately $218 million, and for the year then ended it had net income attributable to limited partners of approximately $9.3 million. Assuming ETP owned 32.35% of the PennTex common units throughout 2016, ETP’s interest in PennTex’s net book value and net income attributable to limited partners would have been approximately $70.52 million and $3.01 million, respectively. Following consummation of the exercise of the limited call right, ETP’s interest in those items will increase to 100%, and ETP will be entitled to all other benefits resulting from ETP’s 100% ownership of PennTex, including all income generated by PennTex’s operations and any future increase in PennTex’s value. Similarly, ETP will bear all of the risk of losses generated by PennTex’s operations and any decrease in the value of PennTex after the offer and the exercise of the limited call right. Upon consummation of the exercise of the limited call right, PennTex will become a privately-held limited partnership. Accordingly, former holders of PennTex common units will not have the opportunity to participate in the earnings and growth of PennTex after the offer and the exercise of the limited call right. Similarly, former holders of PennTex common units will not face the risk of losses generated by PennTex’s operations or decline in the value of PennTex after the offer and the exercise of the limited call right. If the limited call right provided in the PennTex Partnership Agreement cannot be exercised after the offer is completed, then the PennTex common units not tendered and accepted for purchase will remain outstanding and the holders of these PennTex common units will continue to participate in the earnings and growth of PennTex and will be subject to potential losses generated by PennTex’s future operations or a decline in the trading price of the PennTex common units.

PennTex common units are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are quoted on the Nasdaq under the symbol “PTXP.” Upon consummation of the exercise of the limited call right, PennTex will become a privately-held limited partnership, there will be no public market for PennTex common units, PennTex common units will cease to be quoted on the Nasdaq and price quotations with respect to the PennTex common units will no longer be available. In addition, after the exercise of the limited call right (or, depending on the results of the offer, after the offer), registration of PennTex under the Exchange Act will be terminated, and PennTex will no longer be required to file periodic reports with the SEC. The termination of registration of PennTex common units under the Exchange Act would substantially reduce the information required to be furnished by PennTex to holders of PennTex common units and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to PennTex. In addition, “affiliates” of PennTex and persons holding “restricted securities” of PennTex may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended. If the PennTex common units cease trading on a national securities exchange or otherwise cease to be subject to the reporting requirements under Section15 of the Exchange Act, then ETP will nonetheless cause PennTex to continue to file annual, quarterly and current reports as though the PennTex common units were subject to Section 15 of the Exchange Act.

8.	Purposes, Reasons and Plans for PennTex After the Exercise of the Limited Call Right

Following the offer and the exercise of the limited call right, ETP may consolidate the assets and operations of PennTex and affiliates into one or more entities under ETP’s control. Other than as disclosed herein, ETP does not have any current intentions, plans or proposals to cause PennTex to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the offer and the exercise of the limited call right involving PennTex’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in PennTex’s business.

Nevertheless, following consummation of the offer and, if available, the exercise of the limited call right, ETP and the management and/or the board of directors of PennTex may initiate a review of PennTex and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the offer and exercise of the limited call right to enhance the combined businesses and operations of ETP and PennTex and may cause PennTex to engage in the types of transactions set forth above if the management and/or board of directors of the PennTex General Partner decides that such transactions are in the best interest of PennTex upon such review. ETP and PennTex expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

In the event that the offer or the exercise of the limited call right are not consummated for any reason (including without limitation as a result of the waiver of the minimum tender condition as described herein), ETP will evaluate its other alternatives. Such alternatives could include commencing a tender offer for the PennTex common units it does not already own on the same or different terms, including with a different offer price, different consideration or different conditions, proposing a merger on terms other than those described above, purchasing or selling additional PennTex common units in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional PennTex common units.

9.	Effects on PennTex if the Offer Is Not Consummated

If the offer is not consummated for any reason, holders of PennTex common units will not receive any payment for their PennTex common units in connection with the offer. Instead, PennTex will remain a public company and the PennTex common units will continue to be listed for trading on the Nasdaq. In addition, if the offer is not consummated, we expect that PennTex management will operate the PennTex business in a manner similar to that in which it is being operated today and that holders of PennTex common units will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that PennTex’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors. Accordingly, if the offer is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your PennTex common units. From time to time, the board of directors of the PennTex General Partner will evaluate and review, among other things, the business operations, properties, distribution policy and capitalization of PennTex and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stakeholder value. If the offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to PennTex will be offered, or that the business, prospects or results of operations of PennTex will not be adversely impacted.

10.	Interests of Certain Persons in the Offer and the Exercise of the Limited Call Right

In considering the fairness of the consideration to be received in the offer and the exercise of the limited call right, unitholders should be aware that ETP and certain officers and directors of the general partner of PennTex have interests in the offer and the exercise of the limited call right which may present them with certain actual or potential conflicts of interest.

Financial Interests. ETP’s interests and the interests of ETP’s corporate affiliates in respect of the offer and, if available, the exercise of the limited call right are different from yours because ETP has an interest in acquiring the PennTex common units as inexpensively as possible and you have an interest in selling your PennTex common units for the highest possible price. The interests of ETP’s directors and other affiliates in the offer and the exercise of the limited call right may be the same as or different from your interests. For example, while in general the interests of ETP’s and ETP’s affiliates’ respective directors and officers in respect of the offer will be aligned with ETP’s interests, some of ETP’s or ETP’s affiliates’ directors and officers own PennTex common units, which they are entitled to tender in the offer for the same price per unit that is available to you.

Interlocking Directors and Officers. The board of directors of the PennTex General Partner consists of seven directors, two of whom are also directors of ETP. In addition, each of the senior executive officers of the PennTex General Partner serves as a senior executive officer at the general partner of ETP, as reflected in the table below:

Executive	PennTex Role	ETP Role
Kelcy L. Warren	Chief Executive Officer	Chief Executive Officer
Matthew S. Ramsey	President and Chief Operating Officer	President and Chief Operating Officer
Thomas E. Long	Chief Financial Officer	Chief Financial Officer
A. Troy Sturrock	Senior Vice President, Controller and Principal Accounting Officer	Senior Vice President, Controller and Principal Accounting Officer

The positions reflected in the table above present individuals holding the positions with actual or potential conflicts of interest in determining the fairness of the offer to PennTex’s unitholders unaffiliated with ETP.

Indemnification. The First Amended and Restated Agreement of Limited Partnership of PennTex provides that (1) PennTex will indemnify each director and executive officer of the general partner of PennTex to the fullest extent permitted by law and (2) PennTex will cover such individual under any directors and officers liability insurance that PennTex maintains.

Other. PennTex may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that PennTex must file with the SEC. We encourage you to read a copy of PennTex’s Schedule 14D-9 before making a decision with respect to the offer.

11.	Certain Relationships Between ETP and PennTex

To the extent the discussion below summarizes any agreement that has been filed by ETP or PennTex with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read each such agreement carefully and in its entirety. You should also review “Interests of Certain Persons in the Offer and the Exercise of the Limited Call Right” beginning on page 17 for a description of arrangements between ETP and PennTex and between PennTex and directors and executive officers of the PennTex General Partner.

As of the date of this Offer to Purchase, ETP owns approximately 32.35% of the outstanding PennTex common units, 100% of the PennTex subordinated units, 100% of the PennTex incentive distribution rights and 100% of the PennTex General Partner. As a result of its ownership in the PennTex General Partner, ETP is able to appoint the entire board of directors of the PennTex General Partner. References in this section to ETP include its subsidiaries, other than PennTex, and references to PennTex include PennTex’s subsidiaries.

Contribution Agreement

On October 24, 2016, ETP entered into the Contribution Agreement. Pursuant to the terms of the Contribution Agreement, ETP agreed to a transaction in which ETP acquired from the Contributors all of the outstanding membership interests in PennTex Holdco, which wholly owns the PennTex General Partner. In addition, ETP agreed to acquire the following interests in PennTex, representing an aggregate of approximately 65% of the total limited partner interests in PennTex: (1) all of the outstanding incentive distribution rights in PennTex; (2) 6,301,596 common units in PennTex; and (3) all of the 20,000,000 outstanding subordinated units in PennTex. In connection with the closing of the transactions contemplated by the Contribution Agreement, ETP paid aggregate consideration of approximately $640 million for the interests in PennTex acquired by ETP and affiliates of PennTex and ETP entered into assignment documents evidencing the transfer of these interests in PennTex to ETP.

12.	Possible Actions by ETP with Regard to PennTex if the Offer Is Not Completed

If the offer is not completed, ETP will re-evaluate its options with respect to the PennTex common units not owned by it. In particular, ETP may consider commencing a tender offer for the PennTex common units it does not already own on the same or different terms, including with a different offer price, different consideration, or different conditions, proposing a merger, purchasing or selling additional PennTex common units in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action with respect to the PennTex common units. If the offer is not completed and PennTex common units remain outstanding, the public unitholders of PennTex would, absent a sale by them in the public markets, retain their PennTex common units and would realize the benefit of any improvement in PennTex’s business or profitability but would also bear the risk that the trading price per PennTex common unit could decline to a price that is less than the offer price, the rate of distributions on the PennTex common units could fall or cease to be paid or PennTex common units become less readily marketable.

If ETP were to pursue any of these alternatives, it might take considerably longer for the public holders of PennTex common units to receive any consideration for their PennTex common units (other than through sales in the open market) than if they had tendered their PennTex common units in the offer. Any such transaction may result in proceeds per PennTex common units to the public unitholders of PennTex that are more or less than or the same as the offer price.

II. THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), ETP shall accept for payment and pay for PennTex common units validly tendered and not properly withdrawn pursuant to the offer as soon as practicable after the expiration date in accordance with the procedures set forth under—Acceptance for Payment and Payment for PennTex Common Units. If the conditions to the offer are satisfied or waived (provided that the minimum tender condition can be waived, but the majority-of-the-minority tender condition cannot be waived), ETP will purchase all PennTex common units validly tendered and not properly withdrawn as described above.

The obligation of ETP to accept for payment, and pay for all PennTex common units tendered pursuant to the offer shall be subject to the minimum tender condition unless waived and, if that condition is waived, the non-waivable majority-of-the minority tender condition, as well as the other conditions described under—Conditions to the Offer. ETP may terminate the offer without purchasing any PennTex common units if certain events described under—Conditions to the Offer occur.

If at any scheduled expiration date, any of the conditions of the offer shall not have been satisfied or earlier waived by ETP if it is a waivable condition, ETP may, in its sole discretion, extend the offer and the expiration date for one or more periods of up to twenty (20) business days each, the length of each such period to be determined by ETP in its sole discretion. There can be no assurance that ETP will exercise its rights to extend the offer.

If the minimum tender condition is waived as described herein, after the expiration date (assuming the majority-of-the minority tender provision is satisfied) ETP may elect, in its sole discretion, to provide a subsequent offering period of three to twenty business days. A subsequent offering period, if one is offered, is an additional period of time after ETP has acquired PennTex common units in the offer during which holders of PennTex common units may tender PennTex common units and receive the offer price, but not withdraw their PennTex common units. All conditions to the offer must be satisfied or waived prior to the commencement of any subsequent offering period. If ETP elects to provide a subsequent offering period, ETP expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the subsequent offering period (not beyond a total of twenty business days) by giving oral or written notice of such extension to the depositary.

If ETP is delayed in its payment for the PennTex common units or is unable to pay for PennTex common units pursuant to the offer for any reason, then, without prejudice to ETP’s rights under the offer, the depositary may retain tendered PennTex common units on behalf of ETP, and such PennTex common units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described under—Withdrawal Rights. However, the ability of ETP to delay the payment for PennTex common units which ETP has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the offer.

ETP will accept for payment and pay for all PennTex common units validly tendered and not properly withdrawn pursuant to the offer if all of the conditions to the offer are satisfied or waived on the expiration date. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which ETP may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of PennTex common units in a manner reasonably designed to inform such holders of such change), ETP shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If ETP makes a material change in the terms of the offer, or if it waives a material condition to the offer (provided that the minimum tender condition can be waived but the majority-of-the-minority tender condition (that is not less than a majority of the PennTex common units held by unitholders who are not affiliates of ETP have been validly tendered and not properly withdrawn on or prior to the expiration date) cannot be waived), ETP will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to unitholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the expiration date, ETP increases the consideration being paid for PennTex common units accepted for payment pursuant to the offer, such increased consideration will be paid to all unitholders whose

PennTex common units are purchased in the offer, whether or not such PennTex common units were tendered before the announcement of the increase in consideration.

PennTex has provided ETP with its unitholder lists and security position listings for the purpose of disseminating the offer to holders of PennTex common units. This Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of PennTex common units, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the unitholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for PennTex Common Units

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), ETP will accept for payment, and will pay for, all PennTex common units validly tendered prior to the expiration date and not properly withdrawn, promptly after the expiration date. Subject to applicable rules of the SEC, ETP expressly reserves the right to delay acceptance for payment of, or payment for, PennTex common units in order to comply in whole or in part with any other applicable law. If ETP desires to delay payment for PennTex common units accepted for payment pursuant to the offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, ETP will extend the offer. In all cases, payment for PennTex common units tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (i) the certificates evidencing such PennTex common units (the “certificates”) or timely confirmation of a book-entry transfer of such PennTex common units into the depositary’s account at DTC (a “book-entry confirmation”) pursuant to the procedures set forth in—Procedures for Accepting the Offer and Tendering PennTex Common Units, (ii) the letter of transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” in lieu of the letter of transmittal and (iii) any other documents required by the letter of transmittal. An “agent’s message” is a message, transmitted by electronic means to, and received by, the depositary and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the PennTex common units which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that ETP may enforce such agreement against such participant.

For purposes of the offer, ETP will be deemed to have accepted for payment, and thereby purchased, PennTex common units validly tendered and not properly withdrawn as, if and when ETP gives oral or written notice to the depositary, as agent for the tendering unitholders, of ETP’s acceptance for payment of such PennTex common units pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for PennTex common units accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from ETP and transmitting such payments to tendering unitholders whose PennTex common units have been accepted for payment.

PennTex common units tendered by notice of guaranteed delivery as described under “—Procedures for Accepting the Offer and Tendering PennTex Common Units—Guaranteed Delivery” will be excluded from the determination of whether the majority-of-the-minority tender condition has been satisfied, unless such PennTex common units and other required documents are received by the depositary by the expiration date.

If any tendered PennTex common units are not accepted for payment for any reason pursuant to the terms and conditions of the offer, or if certificates are submitted evidencing more PennTex common units than are tendered, certificates evidencing unpurchased PennTex common units will be returned, without expense to the tendering unitholder (or, in the case of PennTex common units tendered by book-entry transfer into the depositary’s account at DTC pursuant to the procedure set forth in—Procedures for Accepting the Offer and

Tendering PennTex Common Units, such PennTex common units will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the offer.

3.	Procedures for Accepting the Offer and Tendering PennTex Common Units

For you to validly tender PennTex common units into the offer, you must do one of the following:

•	Deliver certificates for your common units, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the offer;

•	Arrange for a book-entry transfer of your common units to be made to the depositary’s account at DTC and receipt by the depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the offer;

•	Arrange for a book-entry transfer of your common units to the depositary’s account at DTC and receipt by the depositary of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer; or

•	The guaranteed delivery procedures described below must be followed.

The depositary will establish an account with respect to the PennTex common units at DTC for purposes of the offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the PennTex common units by causing DTC to transfer these PennTex common units into the depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of PennTex common units through book-entry delivery at DTC to be valid, the depositary must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration date of the offer, or an agent’s message as part of the book-entry confirmation, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which PennTex common units are tendered either by a registered holder of PennTex common units who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for PennTex common units are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing PennTex common units and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for payment of PennTex common units you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those common units and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for PennTex common units to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those PennTex common units immediately upon our acceptance of those PennTex common units for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of PennTex common units, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of PennTex common units that we determine are not in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. No tender of PennTex common units will be deemed to have been validly made until all defects and irregularities in tenders of those common units have been cured or waived. None of ETP, the depositary, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any PennTex common units or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions, will be final and binding.

The tender of common units of PennTex pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Guaranteed Delivery

If you wish to tender PennTex common units pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the depositary prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your PennTex common units may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the depositary as provided below on or prior to the expiration date; and

•	the certificates for all tendered PennTex common units (or a confirmation of a book-entry transfer of such securities into the depositary’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed photocopy with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the depositary within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by photocopy transmission or mail to the depositary. You must include a guarantee by an eligible institution in the form set forth in that notice.

In all cases, we will exchange PennTex common units tendered and accepted for payment pursuant to the offer only after timely receipt by the depositary of certificates for PennTex common units, or timely confirmation of a book-entry transfer of those PennTex common units into the depositary’s account at DTC as described above, a properly completed and duly executed letter of transmittal or a manually signed photocopy thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

PennTex common units tendered by notice of guaranteed delivery as described under “—Procedures for Accepting the Offer and Tendering PennTex Common Units—Guaranteed Delivery” will be excluded from the determination of whether the majority-of-the-minority tender condition has been satisfied, unless such PennTex common units and other required documents are received by the depositary by the expiration date.

4.	Withdrawal Rights

You may withdraw PennTex common units that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered common units for payment by July 18, 2017 (as such date may be extended in connection with any extension of the expiration date), you may withdraw tendered common units at any time thereafter. No withdrawal rights will apply to PennTex common units tendered in a subsequent offering period and no withdrawal rights apply during any subsequent offering period with respect to PennTex common units tendered in the offer and accepted for payment.

For your withdrawal to be effective, the depositary must receive from you a written or photocopy transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of PennTex common units to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those PennTex common units. If PennTex common units have been tendered pursuant to the procedures for book-entry tender discussed above under—Procedures for Accepting the Offer and Tendering PennTex Common Units, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn PennTex common units and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the PennTex common units withdrawn must also be furnished to the depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the PennTex common units have been tendered for the account of an eligible institution.

None of ETP, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any PennTex common units that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn PennTex common units by following one of the procedures discussed above under—Procedures for Accepting the Offer and Tendering PennTex Common Units at any time before the expiration of the offer.

5.	Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to beneficial holders of PennTex common units. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. Furthermore, this discussion focuses on holders of PennTex common units who are citizens or residents of the United States that hold their PennTex common units as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the offer in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Payments with Respect to PennTex Common Units in the Offer

The tender of PennTex common units for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes, and a holder will recognize gain or loss, if any, equal to the difference between (i) the sum of (A) the amount of cash received and (B) such holder’s share of PennTex’s nonrecourse liabilities immediately prior to the time such holder’s PennTex common units are tendered for cash and (ii) such holder’s adjusted tax basis in the PennTex common units tendered therefor (which includes such holder’s share of PennTex’s nonrecourse liabilities immediately prior to the time such holder’s PennTex common units are tendered).

A holder’s initial tax basis in its PennTex common units would have been equal to the amount such holder paid for the PennTex common units plus the holder’s share of PennTex’s nonrecourse liabilities. Over time that basis would have (i) increased by the holder’s share of PennTex’s income and by any increases in the holder’s share of PennTex’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from PennTex, by the holder’s share of PennTex’s losses, by any decreases in the holder’s share of PennTex’s nonrecourse liabilities and by the holder’s share of PennTex’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a holder on the tender of PennTex common units in the offer will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by PennTex and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the tender of a PennTex common unit and may be recognized even if there is a net taxable loss realized on the tender of such holder’s PennTex common units. Consequently, a holder may recognize both ordinary income and capital loss upon the tender of PennTex common units in the offer.

Capital gain or loss recognized by a holder will generally be long-term capital gain or loss if the holder’s holding period for its PennTex common units is more than twelve months as of the time such units are tendered. If the holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each holder will vary depending on each holder’s particular situation, including the adjusted tax basis of the PennTex common units tendered by each holder and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each holder. Passive losses that were not deductible by a holder in prior taxable periods because they exceeded a holder’s share of PennTex’s income may be deducted in full upon the holder’s taxable disposition of its entire investment in PennTex. Each holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the offer , taking into account its own particular circumstances.

PennTex Items of Income, Gain, Loss, and Deduction

Holders of PennTex common units will be allocated their share of PennTex’s items of income, gain, loss, and deduction for the taxable period of PennTex that includes the date the PennTex common units are tendered pursuant to the offer. These allocations will be made in accordance with the terms of the PennTex partnership agreement. A holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such holder does not receive a cash distribution from PennTex attributable to such allocated income and gain. Any such income and gain allocated to a holder will increase the holder’s tax basis in the PennTex common units held and, therefore, will reduce the gain, or increase the loss, recognized by such holder resulting from the offer. Any losses or deductions allocated to a holder will decrease the holder’s tax basis in the PennTex common units held and, therefore, will increase the gain, or reduce the loss, recognized by such holder resulting from the offer.

Backup Withholding Tax

Proceeds from the tender of PennTex common units generally will be subject to backup withholding tax at the applicable rate unless the applicable holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the depositary.

Exercise of the Limited Call Right

Holders of PennTex common units that are purchased pursuant to the exercise of the limited call right will recognize gain or loss for U.S. federal income tax purposes generally in the same manner as holders that tender PennTex common units for cash pursuant to the offer.

6.	Price Range of PennTex Common Units; Distributions on PennTex Common Units

PennTex common units are listed on the Nasdaq under the symbol “PTXP,” and have been listed on the Nasdaq at all times since June 4, 2015.

The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per unit of PennTex common units on the Nasdaq and quarterly cash distributions paid to our common unitholders.

	High	Low	Cash Distribution per Common Unit(1)
Year Ended December 31, 2015:
Second Quarter(2)	$21.02	$18.71	$0.0665
Third Quarter	19.71	14.23	0.2750
Fourth Quarter	19.36	12.09	0.2750
Year Ended December 31, 2016:
First Quarter	$13.30	$8.54	$0.2750
Second Quarter	16.71	9.01	0.2846
Third Quarter	18.00	14.94	0.2950
Fourth Quarter	17.66	14.77	0.2950
Year Ending December 31, 2017:
First Quarter	$17.39	$14.75	$0.2950
Second Quarter (through May 17, 2017)	17.57	16.01

(1)	Represents the distribution with respect to such quarter but payable in the following quarter.
(2)	The distribution declared for the second quarter of 2015 was prorated for the period from June 9, 2015 to June 30, 2015.

On May 17, 2017, the last trading day prior to the printing of this Offer to Purchase, the last sale price of PennTex common units reported on the Nasdaq was $16.95 per unit. Unitholders are urged to obtain current market quotations for PennTex common units before making a decision with respect to the offer.

7.	Possible Effects of the Offer on the Market for PennTex Common Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations

Possible Effect of the Offer on the Market for the PennTex Common Units

If the limited call right is exercised, holders of PennTex common units not tendering their PennTex common units in the offer will receive cash in an amount equal to the greater of the price per PennTex common unit paid in the offer and the average of the daily closing price on the Nasdaq for the 20 trading days immediately prior to the date that is three business days prior to the date that notice of the exercise of the limited call right is delivered pursuant to the PennTex Partnership Agreement. Therefore, if after the offer is completed ETP exercises or causes the PennTex General Partner to exercise the limited call right provided in the PennTex Partnership Agreement, the only differences between tendering and not tendering your PennTex common units in the offer is that tendering holders of PennTex common units will be paid earlier and will have the potential to receive a greater price per PennTex common unit to the extent that the PennTex common units trade higher prior to the exercise of the limited call right. If the limited call right cannot be exercised after the offer is completed, holders of PennTex common units not accepted for purchase in the offer will remain holders of such units and will be subject to changes in the future trading prices in the PennTex common units. See “—Stock Exchange Listing” below.

Stock Exchange Listing

The PennTex common units are listed for trading on the Nasdaq. After completion of the offer and depending upon the aggregate market value and the per common unit price of any PennTex common units not purchased pursuant to the offer, the PennTex common units may no longer meet the requirements for continued listing on the Nasdaq. According to the Nasdaq’s published guidelines, the Nasdaq may delist the PennTex common units if, among other things, (1) the number of total holders of PennTex common units falls below 400; (2) the total partners’ equity falls below $10 million, the number of publicly held PennTex common units falls below 750,000, the market value of publicly held PennTex common units falls below $5 million and the number of market makers falls below 2; or (3) the number of publicly held PennTex common units should fall below 1,100,000, the market value of publicly held PennTex common units falls below $15 million, the number of market makers falls below 4 and the market value of the PennTex common units falls below $50 million. If, as a result of the purchase of PennTex common units pursuant to the offer (including without limitation as a result of the waiver of the minimum tender condition as described herein), the PennTex common units no longer meet the requirements of the Nasdaq for continued listing and the listing of the PennTex common units is discontinued, the market for PennTex common units could be adversely affected.

If the Nasdaq were to delist PennTex common units, it is possible that PennTex common units would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other sources. The extent of the public market for the PennTex common units and the availability of such quotations would depend, however, upon such factors as the number of holders of PennTex common units and/or the aggregate market value of the publicly traded PennTex common units remaining at such time, the interest in maintaining a market in the PennTex common units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. ETP cannot predict whether the reduction in the number of PennTex common units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, PennTex common units or whether it would cause future market prices to be greater or lesser than the offer price being offered in the offer and the exercise of the limited call right.

If the offer is consummated and ETP and its affiliates own more than 80% of the then outstanding PennTex common units, ETP will cause limited call right to be exercised as soon as reasonably practicable, and in any event no later than 90 days following the closing of the offer. After the limited call right is exercised, there will be no public market for PennTex common units and no holders of PennTex common units other than ETP, and the PennTex common units will be delisted from the Nasdaq.

Registration Under the Exchange Act

The PennTex common units are currently registered under the Exchange Act. The purchase of the PennTex common units pursuant to the offer may result in the PennTex common units becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of PennTex to the SEC if the PennTex common units are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the PennTex common units under the Exchange Act, assuming there are no other securities of PennTex subject to registration, would substantially reduce the information required to be furnished by PennTex to holders of PennTex common units and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to PennTex. Furthermore, “affiliates” of PennTex and persons holding “restricted securities” of PennTex may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the PennTex common units under the Exchange Act were terminated, the PennTex common units would no longer be “margin securities” or eligible for stock exchange listing. If the minimum tender condition is satisfied, we believe that the purchase of the PennTex common units pursuant to the offer may result in the PennTex common units becoming eligible for deregistration under the Exchange Act, and, assuming that the minimum tender condition is met, it would be our intention to cause PennTex to terminate registration of the PennTex common units under the Exchange Act after consummation of the offer and the exercise of the limited call right.

If registration of the PennTex common units under the Exchange Act is not terminated prior to the exercise of the limited call right, then the registration of the PennTex common units under the Exchange Act and the listing of the PennTex common units on the Nasdaq will be terminated following the completion of the exercise of the limited call right. If the limited call right provided in the PennTex Partnership Agreement is not exercisable and the PennTex common units cease trading on a national securities exchange or otherwise cease to be subject to the reporting requirements under Section15 of the Exchange Act, then ETP will nonetheless cause PennTex to continue to file annual, quarterly and current reports as though the PennTex common units were subject to Section 15 of the Exchange Act.

Margin Regulations

The PennTex common units are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such PennTex common units. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of PennTex common units pursuant to the offer the PennTex common units might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Appraisal Rights; “Going-Private” Rules

Appraisal Rights

Under Delaware law, limited partnerships may, but are not required to, provide for appraisal rights in their partnership agreements. The PennTex Partnership Agreement does not provide for any appraisal rights, and therefore holders of PennTex common units will not have any appraisal rights in connection with the offer or the exercise of the limited call right.

“Going-Private” Rules

Because ETP is an affiliate of PennTex, the offer and the exercise of the limited call right constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning PennTex and certain information relating to the fairness of the offer and the exercise of the limited call right and the consideration offered to minority holders of PennTex common units be filed with the SEC and disclosed to minority holders of PennTex common units prior to the consummation of the exercise of the limited call right. ETP has provided such information in this Offer to Purchase.

9.	Certain Information Concerning PennTex

PennTex is a Delaware limited partnership with its principal executive offices at 8111 Westchester Drive, Suite 600, Dallas, TX 75225. The telephone number of PennTex’s principal executive offices is (832) 456-4000.

PennTex describes itself as follows:

PennTex Midstream Partners, LP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in northern Louisiana. Energy Transfer Partners, L.P. owns the general partner of PennTex.

PennTex currently provides natural gas gathering and processing and residue gas and NGL transportation services to producers focused on the Cotton Valley formation in northern Louisiana. Its assets primarily consist of natural gas gathering pipeline, two 200 MMcf/d design-capacity cryogenic natural gas processing plants and residue gas and NGL transportation pipelines. Its primary customer is Range Resources Corporation (“Range Resources”), which completed its acquisition of Memorial Resource Development Corp. and its subsidiaries (“Memorial Resource”) in September 2016. Prior to its acquisition by Range Resources, Memorial Resource was an affiliate of NGP and was PennTex’s primary customer. In addition to providing midstream services to its primary customer with its existing assets, PennTex pursues other opportunities for organic development and growth as producers in our region continue to develop their acreage.

PennTex’s assets are supported by long term, fee-based commercial agreements with Range Resources, including gathering and processing agreements that contain minimum volume commitments. Under the Amended & Restated Area of Mutual Interest and Midstream Exclusivity Agreement dated as of April 14, 2015 among PennTex NLA Holdings, LLC, Range North Louisiana Operating, LLC and PennTex North Louisiana, LLC, as amended, PennTex also has the exclusive right to develop, own and operate midstream assets and to provide midstream services to support Range Resources’ growing production in northern Louisiana (other than production subject to existing third-party commitments or other arrangements to which PennTex consents).

As of the date of this Offer to Purchase, (1) ETP does not know whether any executive officer, director or affiliate of PennTex intends to tender PennTex common units in the Offer, (2) none of PennTex, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, and (3) PennTex has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, the PennTex General Partner Board must state its position with respect to this Offer within ten business days of the date of this Offer to Purchase.

Summary Consolidated Financial Information

The following table sets forth summary historical consolidated financial data for PennTex as of and for each of the fiscal years ended December 31, 2015 and 2016 and as of and for the three months ended March 31, 2017. This data and the comparative per unit data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in PennTex’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2015 and 2016, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in PennTex’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, including the notes thereto. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by PennTex with the SEC, and the following summary is qualified in its entirely by reference to those reports and such other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in PennTex’s Annual Report on Form 10-K for the year ended December 31, 2016 and as Item 1 in PennTex’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 are incorporated by reference into this Offer to Purchase. PennTex does not include a ratio of earnings to fixed charges in its regularly prepared financial statements. Copies of those reports and other documents filed by PennTex may be examined at or obtained from the SEC in the manner set forth below under Available Information.

	Year Ended December 31,		Three Months Ended March 31,
	2016	2015	2017
	(in thousands, except per unit amounts)
Statement of operations data:
Revenue	$77,353	$33,219	$17,071
Operating income (loss)	$6,416	$2,466	$7,511
Net income (loss)	$(206)	$61	$5,896
Net income allocable to limited partners	$9,272	$10,050	$5,896
Net income per limited partner unit—basic	$0.23	$0.25	$0.14
Net income per limited partner unit—diluted	$0.23	$0.25	$0.14
Balance sheet data (as of December 31, 2016 and 2015 and March 31, 2017)
Property, plant and equipment, net	$362,906	$366,061	$359,766
Total assets	$409,511	$405,628	$404,602
Long-term debt	$163,973	$150,699	$152,809
Other
Distributions declared per common unit	$1.1496	$0.6165	$0.2950
Capital expenditures	$9,690	$207,729	$—
Book value per common unit (end of period)	$10.56	$11.32	$10.41

Except as otherwise set forth herein, the information concerning PennTex contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. ETP has not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by PennTex to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to ETP.

Available Information

PennTex is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information, as of particular dates, concerning PennTex’s directors and officers, their remuneration, the principal holders of PennTex’s securities, any material interests of such persons in transactions with PennTex and other matters is required to be disclosed in reports under the Exchange Act distributed to PennTex’s unitholders and filed with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

10.	Certain Information Concerning ETP

ETP and Energy Transfer Partners GP, L.P. are Delaware limited partnerships. Their principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, TX 75225, and their business telephone number is (214) 981-0700. ETP is one of the largest publicly traded master limited partnerships in the U.S. in terms of equity market capitalization. The primary activities in which ETP is engaged, all of which are in the U.S., and the operating subsidiaries (collectively referred to as the “Operating Companies”) through which we conduct those activities are as follows: (1) natural gas operations, including (a) natural gas midstream and intrastate transportation and storage and (b) interstate natural gas transportation and storage through Energy Transfer Interstate Holdings, LLC and Panhandle Eastern Pipe Line Company, LP and its subsidiaries; (2) liquids operations, including NGL transportation, storage and fractionation services; and (3) complementary pipeline, terminalling services and acquisition and marketing , which are used to facility the purchase and sale of crude oil, NGLs and refined products.

Certain information regarding the directors and officers of ETP is set forth in Schedule A to this Offer to Purchase. None of ETP or any of the other persons referred to in Schedule A has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. ETP has not made any arrangements in connection with the offer to provide holders of PennTex common units access to its corporate files or to obtain counsel or appraisal services at its expense.

11.	Source and Amount of Funds

ETP estimates that the total amount of funds required to purchase all of the outstanding PennTex common units (other than those already owned directly or indirectly by ETP) pursuant to the offer and the exercise of the limited call right and to pay related fees and expenses will be approximately $283 million. ETP has sufficient funds to pay this amount and will pay with cash on hand and/or borrowings under our credit facilities.

ETP believes that the financial condition of ETP is not material to a decision by a holder of PennTex common units whether to tender such PennTex common units in the offer because (i) cash is the only consideration that will be paid to the holders of PennTex common units in connection with the offer and the exercise of the limited call right, (ii) ETP is offering to purchase all of the outstanding PennTex common units in the offer, (iii) the offer is not subject to any financing contingencies and (iv) ETP has available to it sufficient cash and cash equivalents to pay the amount of cash consideration payable to holders of PennTex common units in the offer and the exercise of the limited call right.

12.	Conditions to the Offer

Notwithstanding any other provision of the offer, ETP shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any PennTex common units, may postpone the acceptance for payment or payment for tendered PennTex common units and may, in its sole discretion, terminate or amend the offer as to any PennTex common units not then paid for (i) if at the expiration of the offer, the minimum tender condition has not been satisfied, or

(ii) if the minimum tender condition has been previously waived as described herein, if at expiration of the offer the non-waivable majority-of-the-minority tender condition has not been satisfied, or (iii) on or after May 18, 2017, and at or prior to the expiration of the offer, any of the following events shall occur:

(a) there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (i) challenges the acquisition by ETP of the PennTex common units, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the offer or the exercise of the limited call right or seeks to obtain any material damages as a result of, or otherwise adversely affects, the offer or the exercise of the limited call right, (ii) seeks to prohibit or impose material limitations on ETP’s acquisition, ownership or operation of all or any material portion of its or PennTex’s business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the PennTex common units (including, without limitation, the right to vote the PennTex common units purchased by ETP, on an equal basis with all other PennTex common units, on all matters presented to the holders of PennTex common units, except to the extent limited by the PennTex Partnership Agreement), or seeks to compel ETP to dispose of or hold separate all or any material portion of its own or PennTex’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the offer or the exercise of the limited call right, (iii) reasonably would be expected to have an adverse effect (as defined below), or result in a diminution in the value of the PennTex common units or in the value of PennTex’s or ETP’s assets, in each case by more than $40 million (a “diminution in value”) or (iv) seeks to impose any condition to the offer or the exercise of the limited call right that is materially burdensome to ETP; or

(b) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the offer or the exercise of the limited call right or awards material damages as a result of, or otherwise adversely affects, the offer or the exercise of the limited call right, (ii) prohibits or imposes material limitations on ETP’s acquisition, ownership or operation of all or any material portion of its or PennTex’s business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the PennTex common units (including, without limitation, the right to vote the PennTex common units purchased by ETP, on an equal basis with all other PennTex common units, on all matters presented to the holders of PennTex common units, except to the extent limited by the PennTex Partnership Agreement), or compels ETP to dispose of or hold separate all or any material portion of its own or PennTex’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the offer or the exercise of the limited call right, (iii) reasonably would be expected to have an adverse effect (as defined below), or result in a diminution in value or (iv) imposes any condition to the offer or the exercise of the limited call right that is materially burdensome to ETP; or

(c) any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the offer or the exercise of the limited call right that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

(d) any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, partners’ equity, financial condition, operations, results of operations or prospects of PennTex that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on PennTex and its subsidiaries taken as a whole (an “adverse effect”), or results or reasonably would be expected to result in a diminution in value; or

(e) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the U.S., (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the U.S. market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the U.S. or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(f) PennTex or any subsidiary of PennTex shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any limited partner interests in it of any class (including without limitation the PennTex common units) or securities convertible into or exchangeable for any such limited partner interests, or any rights, warrants or options to acquire any such limited partner interests or convertible securities or any other securities of PennTex, (B) any other securities in respect of, in lieu of or in substitution for limited partner interests outstanding on May 18, 2017, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding PennTex common units or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any PennTex common units or any other security, whether payable in cash, securities or other property other than distributions of Available Cash from Operating Surplus (as such terms are defined in the PennTex Partnership Agreement), (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of PennTex or the PennTex General Partner that would reasonably be expected to, individually or in the aggregate, have an adverse effect or result in a diminution in value; or

(g) PennTex or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of limited partnership or partnership agreement or similar organizational documents or ETP shall have learned that PennTex or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by PennTex and also set forth in filings with the SEC; or

(h) a tender or exchange offer for some portion or all of the PennTex common units shall have been commenced or publicly proposed to be made by another person (including PennTex or its subsidiaries) or any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire PennTex or assets or securities of PennTex; or

(i) PennTex and ETP shall have reached an agreement or understanding that the offer be terminated or amended or ETP (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire PennTex by merger or similar business combination, or to purchase PennTex common units or assets of PennTex; or

(j) PennTex or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving PennTex or any of its subsidiaries or the purchase of securities or assets of PennTex or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any PennTex common units or other securities, assets or business of PennTex or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(k) ETP shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the offer or the exercise of the limited call right under any law, regulation, order or contract binding on PennTex or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an adverse effect; or

(l) PennTex or any of its affiliates shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the offer or any subsequent business combination; which in the sole reasonable judgment in each case of ETP with respect to each and every matter referred to above makes it inadvisable to proceed with the offer or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of ETP and may be asserted or waived by ETP (other than the majority-of-the minority tender condition if the minimum tender condition has previously been waived) in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of ETP and, subject to applicable law, will be final and binding on all parties. The failure by ETP at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If ETP waives a condition with respect to the tender of any PennTex common unit, it will waive the condition with respect to the tender of all PennTex common units.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

13.	Effect of PennTex Distributions

If, on or after the date hereof, PennTex should declare or pay any cash distribution on the PennTex common units, or issue with respect to the PennTex common units any additional PennTex common units, common units of any other class of equity securities, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to unitholders of record on a date prior to the transfer of the common units purchased pursuant to the offer to ETP or its nominee or transferee on PennTex’s stock transfer records, then, subject to the provisions of—Conditions to the Offer above, (1) the offer price and other terms of the offer will be reduced by the amount of any such cash distribution and (2) the whole of any such noncash distribution or issuance to be received by the tendering unitholders will (a) be received and held by the tendering unitholders for the account of ETP and will be required to be promptly remitted and transferred by each tendering unitholder to the depositary for the account of ETP, accompanied by appropriate documentation of transfer or (b) at the direction of ETP, be exercised for the benefit of ETP, in which case the proceeds of such exercise will promptly be remitted to ETP. Pending such remittance and subject to applicable law, ETP will be entitled to all rights and privileges as owner of any such noncash distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by ETP in its sole discretion.

If, on or after the date hereof, PennTex should (1) split, combine or otherwise change the PennTex common units or its capitalization, (2) acquire currently outstanding PennTex common units or otherwise cause a reduction in the number of outstanding common units or (3) issue or sell additional PennTex common units, common units of any other class of equity security, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, then, subject to the provisions set forth in—Conditions to the Offer above, ETP, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

14.	Certain Legal Matters; Regulatory Approvals

General. Except as otherwise disclosed herein, ETP is not aware of any licenses or other regulatory permits which appear to be material to the business of PennTex and which might be adversely affected by the acquisition of PennTex common units by ETP pursuant to the offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of PennTex common units by ETP pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to PennTex’s or ETP’s business or that certain parts of PennTex’s or ETP’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause ETP to elect to terminate the Offer without the purchase of the PennTex common units thereunder. ETP’s obligation under the Offer to accept for payment and pay for Common units is subject to certain conditions. See—Conditions to the Offer.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the offer is not a reportable transaction under the HSR Act.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the PennTex common units) if such credit is secured directly or indirectly by margin stock. ETP is funding the acquisition of the PennTex common units from its internally generated funds and/or borrowings under its credit facilities. The margin regulations are thus inapplicable.

State Takeover Laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

ETP does not believe that any state takeover laws purport to apply to the offer or the exercise of the limited call right. Accordingly, ETP has not taken any action to comply with any state takeover statute or regulation. ETP reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the exercise of the limited call right, and nothing in this Offer to Purchase or any action taken in connection with the offer or the exercise of the limited call right is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the exercise of the limited call right and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the exercise of the limited call right, ETP might be required to file certain information with, or to receive approvals from, the relevant state authorities, and ETP might be unable to accept for payment or pay for PennTex common units tendered pursuant to the offer, or be delayed in consummating the offer or the exercise of the limited call right. In such case, ETP may not be obliged to accept for payment or pay for any PennTex common units tendered pursuant to the offer.

15.	Fees and Expenses

ETP has retained MacKenzie Partners to act as the information agent for the offer, and American Stock Transfer & Trust Company, LLC to serve as the depositary for the offer. Each of the information agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under U.S. federal securities laws.

The information agent may contact holders of PennTex common units by mail, telephone, photocopy, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of PennTex common units.

ETP will not pay any fees or commissions to any broker or dealer or other person (other than to the depositary, to the information agent and in the event that the laws of one or more jurisdictions require the offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of PennTex common units in connection with the offer. Upon request, ETP will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following table presents the estimated fees and expenses to be incurred by ETP in connection with the offer:

SEC Filing Fee	$32,482
Printing and Mailing Expenses	100,000
Legal and Accounting Fees and Expenses	250,000
Information Agent	50,000
Depositary	25,000
Financial Advisor	2,000,000
Miscellaneous Expenses	25,000

Total	$2,482,482

16.	Miscellaneous

The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of PennTex common units in any jurisdiction in which the making of the offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. ETP is not aware of any jurisdiction in which the making of the offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. To the extent that ETP becomes aware of any state law that would limit the class of offerees in the offer, ETP may amend, in its discretion, the offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the offer to provide adequate dissemination of such information to holders of PennTex common units prior to the expiration of the offer. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of ETP by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by ETP.

No person has been authorized to give any information or to make any representation on behalf of ETP that is not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

ETP has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and a Transaction Statement on Schedule 13E-3 pursuant to Rule 13E-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the offer, and may file amendments to such document. In addition, PennTex is required to file with the SEC, within ten business days from the date of this Offer to Purchase, a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the offer and the reasons for such recommendation and furnishing certain additional information with respect to the offer.

ENERGY TRANSFER PARTNERS, L.P.

May 18, 2017

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF ETP’S GENERAL PARTNER

The following table sets forth, to the best of our knowledge, for each executive officer and director of ETP’s general partner, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of ETP’s general partner have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o Energy Transfer Partners, L.P., 8111 Westchester Drive, Suite 600, Dallas, TX 75225.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
Kelcy L. Warren Chief Executive Officer and Chairman of the Board	Mr. Warren is the Chief Executive Officer and Chairman of the Board of Directors of ET’s general partner. Mr. Warren also serves as Chairman of the Board of Directors of the general partner of Energy Transfer Equity, L. P. (ETE). Mr. Warren has served as the Chief Executive Officer of PennTex Midstream Partners, LP’s general partner, since November 2016. Prior to the combination of the operations of ETP and Heritage Propane in 2004, Mr. Warren co-founded the entities that acquired and operated the midstream assets that were contributed in the merger. From 1996 to 2000, Mr. Warren served as a Director of Crosstex Energy, Inc. and from 1993 to 1996, he served as President, Chief Operating Officer and a Director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 25 years of business experience in the energy industry. The Board of Directors selected Mr. Warren to serve as a director and as Chairman because he is the Partnership’s Chief Executive Officer and has more than 25 years in the natural gas industry. Mr. Warren also has relationships with chief executives and other senior management at natural gas transportation companies throughout the United States, and brings a unique and valuable perspective to the Board of Directors.

Matthew S. Ramsey Director, President and Chief Operating Officer	Mr. Ramsey was appointed as a director of ETE’s general partner in July 2012 and as a director of ETP’s general partner in November 2015. Mr. Ramsey was named President and Chief Operating Officer of ETP’s general partner in November 2015. Mr. Ramsey is also a director of Sunoco LP, serving as chairman of Sunoco LP’s board since April 2015. Mr. Ramsey has served as President and Chief Operating Officer and Chairman of the board of directors of PennTex Midstream Partners, LP’s general partner, since November 2016. Mr. Ramsey previously served as President of RPM Exploration, Ltd., a private oil and gas exploration partnership generating and drilling 3-D seismic prospects on the Gulf Coast of Texas. Mr. Ramsey is currently a director of RSP Permian, Inc. (NYSE: RSPP), where he serves as chairman of the compensation committee and as a member of the audit committee. Mr. Ramsey formerly served as President of DDD Energy, Inc. until its sale in 2002. From 1996 to 2000, Mr. Ramsey served as President and Chief Executive Officer of OEC Compression Corporation, Inc., a

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
publicly traded oil field service company, providing gas compression services to a variety of energy clients. Previously, Mr. Ramsey served as Vice President of Nuevo Energy Company, an independent energy company. Additionally, he was employed by Torch Energy Advisors, Inc., a company providing management and operations services to energy companies including Nuevo Energy, last serving as Executive Vice President. Mr. Ramsey joined Torch Energy as Vice President of Land and was named Senior Vice President of Land in 1992. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of Harvard Business School Advanced Management Program. Mr. Ramsey is licensed to practice law in the State of Texas. He is qualified to practice in the Western District of Texas and the United States Court of Appeals for the Fifth Circuit. Mr. Ramsey formerly served as a director of Southern Union Company. The members of our General Partner recognize Mr. Ramsey’s vast experience in the oil and gas space and believe that he provides valuable industry insight as a member of our Board of Directors.

Thomas E. Long Chief Financial Officer	Mr. Long is the Group Chief Financial Officer of ETE’s general partner since February 2016. Mr. Long has served as the Chief Financial Officer and as a director of PennTex Midstream Partners, LP’s general partner, since November 2016. Mr. Long previously served as Chief Financial Officer of our General Partner since April 2015 and as Executive Vice President and Chief Financial Officer of Regency GP LLC from November 2010 to April 2015. From May 2008 to November 2010, Mr. Long served as Vice President and Chief Financial Officer of Matrix Service Company. Prior to joining Matrix, he served as Vice President and Chief Financial Officer of DCP Midstream Partners, LP, a publicly traded natural gas and natural gas liquids midstream business company located in Denver, CO. In that position, he was responsible for all financial aspects of the company since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., one of the nation’s largest electric power companies.

Marshall S. McCrea, III Director; ETE Group Chief Operating Officer and Chief Commercial Officer; and ETP Chief Commercial Officer	Mr. McCrea is the Group Chief Operating Officer and Chief Commercial Officer for the Energy Transfer family and has served in that capacity since November 2015. Mr. McCrea was appointed as a director of ETP in December 2009. Mr. McCrea is Group Chief Operating Officer and Chief Commercial Officer for the Energy Transfer family and has served in that capacity since November 2015. Prior to that, he served as President and Chief Operating Officer of ETP’s general partner from June 2008 to November 2015 and President – Midstream from March 2007 to June 2008. Previously he served as the Senior Vice President – Commercial Development since January 2004. In March 2005, Mr. McCrea was named President of La Grange Acquisition LP, ETP’s primary operating subsidiary, after serving as Senior Vice President-Business Development and Producer Services since 1997. Mr. McCrea also currently serves on the Board of Directors of the general partner of ETE, of Sunoco Logistics and of Sunoco LP. The Board of Directors selected Mr. McCrea to serve as a director because he brings extensive project development and operational experience to the Board. He has held various positions in the natural gas business over the past 25 years and is able to assist the Board of Directors in creating and executing the Partnership’s strategic plan.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address

James M. Wright, Jr. General Counsel	Mr. Wright was elected General Counsel of our General Partner in December 2015. Mr. Wright has been a part of the Energy Transfer legal team with increasing levels of responsibility since July 2005, and served as its Deputy General Counsel since May 2008. Prior to joining Energy Transfer, Mr. Wright gained significant experience at Enterprise Products Partners, L.P., El Paso Corp., Sonat Exploration Company and KPMG Peat Marwick LLP. Mr. Wright earned a Bachelor of Business Administration degree in Accounting and Finance from Texas A&M University and a JD from South Texas College of Law.

Michael J. Hennigan President–Crude Oil, NGL and Refined Products	Mr. Hennigan is the President–Crude Oil, NGLs and Refined Products, of ETP’s general partner and has served in that role since the merger of ETP and Sunoco Logistics Partners L.P. (“SXL”) in April 2017. He was elected President and Chief Executive Officer of SXL, effective March 1, 2012. Prior to that, he was President and Chief Operating Officer of SXL from July 2010 until March 2012. From May 2009 until July 2010, Mr. Hennigan served as Vice President, Business Development of SXL. Prior to joining the general partner of SXL, he was employed in the following positions at Sunoco, Inc.: Senior Vice President, Business Improvement from October 2008 to May 2009, and Senior Vice President, Supply, Trading, Sales and Transportation from February 2006 to October 2008. Mr. Hennigan has served as a member of the board of directors of Niska Gas Storage Partners LLC since September 10, 2014.

A. Troy Sturrock Senior Vice President, Controller and Principal Accounting Officer	Mr. Sturrock has served as the Senior Vice President and Controller of ETP’s general partner since August 2016 and previously served as Vice President and Controller of our General Partner since June 2015. Mr. Sturrock has also served as a Senior Vice President of PennTex Midstream Partners, LP’s general partner, since November 2016, and as its Controller and Principal Accounting Officer since January 2017. Mr. Sturrock previously served as Vice President and Controller of Regency GP LLC from February 2008, and in November 2010 was appointed as the principal accounting officer. From June 2006 to February 2008, Mr. Sturrock served as the Assistant Controller and Director of financial reporting and tax for Regency GP LLC. Mr. Sturrock is a Certified Public Accountant.

Ted Collins, Jr. Director	Mr. Collins has been an independent oil and gas producer since 2000. Mr. Collins previously served as President of Collins & Ware Inc. from 1988 to 2000, when its assets were sold to Apache Corporation. From 1982 to 1988, Mr. Collins was President of Enron Oil and Gas Company, and its predecessors, HNG Oil Company and HNG Internorth Exploration Co. From 1969 to 1982, Mr. Collins served as Executive Vice President of American Quaser Petroleum Company. Mr. Collins is a Director and serves on the Finance Committee of Hanover Compression Company, and is a Director and the Chairman of the Governance Committee of Encore Acquisition Company. Mr. Collins has served as a Director of our General Partner since August 2004. Mr. Collins is a past President of the Permian Basin Petroleum Association; the Permian Basin Landmen’s Association, the Petroleum Club of Midland and has served as Chairman of the Midland Wildcat Committee since 1984. The Board selected Mr. Collins to serve as a director because of his previous experience as an executive in various positions in the oil and gas

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
industry. In addition, as a public company director at various other companies, Mr. Collins has been involved in succession planning, compensation, employee management and the evaluation of acquisition properties.

Michael K. Grimm Director	Mr. Grimm is one of the original founders of Rising Star Energy, L.L.C., a privately held upstream exploration and production company active in onshore continental United States, and has served as its President and Chief Executive Officer since 1995. Prior to the formation of Rising Star, Mr. Grimm was Vice President of Worldwide Exploration and Land for Placid Oil Company from 1990 to 1994. Prior to joining Placid Oil Company, Mr. Grimm was employed by Amoco Production Company for thirteen years where he held numerous positions throughout the exploration department in Houston, New Orleans and Chicago. Mr. Grimm has been an active member of the Independent Petroleum Association of America, the American Association of Professional Landmen, Dallas Producers Club, Houston Producers Forum, and Fort Worth Wildcatters. Mr. Grimm has served as a Director of our General Partner since December 2005 and is the Chairman of the Audit Committee and of the Compensation Committee. He has a B.B.A. from the University of Texas at Austin. The Board selected Mr. Grimm to serve as a director because of his extensive experience in the energy industry and his service as a senior executive at several energy-related companies, in addition to his contacts in the industry gained through his involvement in energy-related organizations.

David K. Skidmore Director	Mr. Skidmore has served as Vice President of Ventex Oil & Gas, Inc. since 1995 and has been actively involved in exploration and production throughout the Gulf Coast and mid-Continent regions for over 35 years. He founded Skidmore Exploration, Inc. in 1981 and has been an independent oil and gas producer since that time. From 1977 to 1981, he worked for Paraffine Oil Corporation and Texas Oil & Gas in Houston. He holds BS degrees in both Geology and Petroleum Engineering, is a Certified Petroleum Geologist and Registered Professional Engineer, and active member of the AAPG, and SPE. Mr. Skidmore is a member of both the Audit Committee and Compensation Committee. The Board selected Mr. Skidmore to serve as a director because of his continual involvement in geological, geophysical, legal, engineering and accounting aspects of an active oil and gas exploration and production company. As an energy professional, active oil and gas producer and successful business owner, Mr. Skidmore possesses valuable first-hand knowledge of the energy transportation business and market conditions affecting its economics.

SCHEDULE B

OWNERSHIP OF PENNTEX COMMON UNITS BY ETP AND CERTAIN RELATED PERSONS

The following table sets forth the ownership of PennTex common units as of May 17, 2017, by ETP and, to the knowledge of ETP, certain related persons, including the executive officers and directors of ETP and PennTex, and the securities transactions by those persons in PennTex common units during the 60 days prior to May 17, 2017:

Person	Number		Percentage of Outstanding Common Units	Securities Transactions in Past 60 Days
Energy Transfer Partners, L.P.	6,701,596		32.35%	—
Kelcy L. Warren	—	(1)	*	—
Matthew S. Ramsey	—		*	—
Thomas E. Long	—		*	—
Marshall S. McCrea, III	—		*	—
James M. Wright, Jr.	—		*	—
Michael J. Hennigan	—		*	—
A. Troy Sturrock	—		*	—
Ted Collins, Jr.	—		*	—
Michael K. Grimm	—		*	—
David K. Skidmore	—		*	—
ETP and listed individuals as a group	6,701,596		32.35%	—

*	Less than 1%.
(1)	Although Kelcy L. Warren may be deemed to beneficially own the PennTex common units held by Energy Transfer Partners, L.P., Mr. Warren disclaims beneficial ownership of such PennTex common units except the extent of his pecuniary interests therein.

The following table sets forth the transactions by ETP in PennTex common units during the two years prior to May 17, 2017:

Trade Date	Transaction Type	Number of Common units	Average Purchase Price
November 1, 2016	Purchase	6,301,596	$17.05
March 8, 2017	Purchase	400,000	$16.10

B-1

Manually signed photocopies of the letter of transmittal will be accepted. The letter of transmittal, certificates for PennTex common units and any other required documents should be sent or delivered by each holder of PennTex common units or such holder’s broker, dealer, bank, trust company or other nominee to the depositary at one of its addresses set forth below.

American Stock Transfer & Trust Company, LLC

By Hand, Express Mail, Courier or Other Expedited Service:	By Mail:
American Stock Transfer & Trust Co., LLC	American Stock Transfer & Trust Co., LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

By Facsimile Transmission:

(For Eligible Institutions Only)

(718) 234-5001

For Confirmation Only Telephone:

(718) 921-8317 or (877) 248-6417

Questions regarding the offer, and requests for assistance in connection with the offer, may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery or any other materials related to the offer may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-550 (call collect)

or Call Toll-Free (800) 322-2885

tenderoffer@mackenziepartners.com (email)